UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. _____)

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SCHIFF NUTRITION INTERNATIONAL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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2002 SOUTH 5070 WEST
SALT LAKE CITY, UTAH 84104

September 27, 2007

Dear Stockholders:

We cordially invite you to attend the 2007 Annual Meeting of Stockholders of Schiff Nutrition International, Inc. The meeting will be held on Thursday, October 25th, 2007, at 5:00 p.m. local time, at Schiff Nutrition International’s headquarters located at 2002 South 5070 West, Salt Lake City, Utah.

With this letter we are including the notice for our Annual Meeting, the proxy statement, the proxy card, and our fiscal 2007 Annual Report. At the meeting, we will vote on the election of our Board of Directors and the approval of an amendment to our 2004 Incentive Award Plan to increase the number of shares of our Class A common stock available for issuance under the plan by 1,200,000 shares. Our Board of Directors recommends that you vote FOR each of the seven nominees for directors and FOR approval of the amendment to our 2004 Incentive Award Plan.

Your vote is important to us, and I look forward to seeing you on October 25th. Whether or not you plan to attend the meeting in person, please complete, sign and return the attached proxy card. Thank you for your interest in Schiff Nutrition International.

Sincerely,

Bruce J. Wood President and Chief Executive Officer

SCHIFF NUTRITION INTERNATIONAL, INC.
2002 SOUTH 5070 WEST
SALT LAKE CITY, UTAH 84104
(801) 975-5000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON THURSDAY, OCTOBER 25, 2007

TIME:	5:00 p.m.
PLACE:	Schiff Nutrition International, Inc.’s Headquarters 2002 South 5070 West Salt Lake City, Utah
MATTERS TO BE CONSIDERED:	(1)	The re-election of the seven-person Board of Directors to serve until the next annual meeting or until the election and qualification of their respective successors;
	(2)	The amendment to our 2004 Incentive Award Plan to increase the number of shares of our Class A common stock available for issuance under the plan by 1,200,000 shares; and
	(3)	Any other business properly coming before the meeting or any adjournment or postponement of the meeting.
RECORD DATE:	You may vote at the meeting if you were a stockholder at the close of business on September 14, 2007, the record date.
VOTING BY PROXY:
Please return your proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. If on September 14, 2007, your shares were held of record by your brokerage firm or similar organization, please return your voting instruction form to your broker. For more instructions, please see the Questions and Answers beginning on page 1 of this proxy statement and the instructions on the proxy card.

By Order of the Board of Directors,

Salt Lake City, Utah September 27, 2007	Daniel A. Thomson Executive Vice President-Business Development, General Counsel and Corporate Secretary

YOUR VOTE IS IMPORTANT.
TO VOTE YOUR SHARES, PLEASE SIGN, DATE AND COMPLETE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON.

_______________________________

PROXY STATEMENT
_______________________________

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND THE ANNUAL MEETING

Why am I receiving these materials?

The Board of Directors (the “Board”) of Schiff Nutrition International, Inc. is providing these proxy materials to you in connection with our 2007 Annual Meeting of Stockholders (the “Annual Meeting”), which will take place on October 25, 2007. You are invited to attend the Annual Meeting and are requested to vote on the proposals described in this proxy statement. We intend to mail this proxy statement and accompanying proxy card on or about September 28, 2007 to all stockholders of record entitled to vote at the Annual Meeting.

Who may attend the Annual Meeting?

All stockholders are invited to attend the Annual Meeting, including stockholders whose shares are held by their brokerage firms or similar organizations.

What information is contained in these materials?

The information included in this proxy statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of directors and our most highly paid executive officers, and certain other required information. Our Annual Report for fiscal 2007 (which ended May 31, 2007) is also enclosed.

On what matters am I voting?

The election of seven nominees to our Board and the amendment to our 2004 Incentive Award Plan, as amended (the “2004 Plan”), to increase the number of shares of our Class A common stock available for issuance under the 2004 Plan (the “Amendment”) are the only known matters to be voted on at the Annual Meeting. The section entitled “Proposals to be Voted Upon” beginning on page 4 of this proxy statement provides you more information regarding the nominees for election to our Board and the proposed Amendment. You may also find more information on the nominees in the section entitled “Nominees for Election to our Board of Directors” beginning on page 8 of this proxy statement. The stockholders also will transact any other business that properly comes before the Annual Meeting.

What is our Board’s voting recommendations?

Our Board recommends that you vote your shares FOR each of the seven nominees to our Board and FOR approval of the Amendment to our 2004 Plan.

How many votes may be cast at the Annual Meeting?

On September 14, 2007 (the“Record Date”), 11,659,111 shares of Class A common stock and 14,973,148 shares of Class B common stock were outstanding and entitled to vote at the Annual Meeting. Stockholders are entitled to one vote for each share of Class A common stock and ten votes for each share of Class B common stock held on the Record Date. Thus, an aggregate of 161,390,591 votes (the “Voting Shares”) may be cast by stockholders at the Annual Meeting. Holders of Class A common stock and Class B common stock will vote together as a single class on the matters that will come before the Annual Meeting.

How do I vote?

You may vote your shares either by proxy, over the Internet, by telephone, or in person at the Annual Meeting (please also see the detailed instructions on your proxy card or voting instruction form). All shares entitled to vote and represented by properly executed proxies received before the polls are closed at the Annual Meeting, and not revoked or superseded, will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies. YOUR VOTE IS IMPORTANT.

Voting by Proxy. To vote by proxy, please complete, sign and mail the enclosed proxy card in the envelope provided, which requires no postage for mailing in the United States. If you return a signed proxy card but do not provide voting instructions, your shares will be voted FOR each of the seven named nominees to our Board and FOR the Amendment to our 2004 Plan.

If you hold your shares in street name, please complete, sign and mail the voting instruction form provided by your bank, broker or other record holder. Holding shares in “street name” means your shares are held in an account at a brokerage firm or bank or other nominee holder, and the stock certificates and record ownership are not in your name.

Voting by Internet or Telephone. If available, you also may vote on the Internet or by telephone if so indicated on your proxy or voting instruction form. Voting on the Internet or by telephone may not be available to all stockholders. The Internet and telephone voting facilities will close at 11:59 p.m. E.D.T. on October 24, 2007. If you vote on the Internet or by telephone, you should be aware that you may incur costs to access the Internet, such as usage charges from telephone companies or Internet service providers, and that these costs must be borne by you. If you vote by Internet or telephone, you do not need to return a proxy card by mail. If your voting form does not reference Internet or telephone information, please complete and return the paper proxy card in the self-addressed postage paid envelope provided.

Who can vote in person at the Annual Meeting?

Stockholders of record at the close of business on the Record Date may vote in person at the Annual Meeting. Also, if on the Record Date your shares were held in street name, you may vote in person at the Annual Meeting by presenting at the Annual Meeting a valid proxy issued in your name from your bank, broker or other record holder.

May I revoke my proxy?

As a holder of record of our shares, you may revoke your proxy and change your vote at any time prior to the Annual Meeting by giving written notice of your revocation to our Corporate Secretary, by signing another proxy card with a later date and submitting this later dated proxy to our Corporate Secretary before or at the Annual Meeting, or by voting in person at the Annual Meeting. Please note that your attendance at the Annual Meeting will not constitute a revocation of your proxy unless you actually vote at the Annual Meeting. Giving a proxy will not affect your right to change your vote if you attend the Annual Meeting and want to vote in person. We will pass out written ballots to any holder of record of our shares on the Record Date who wants to vote at the Annual Meeting. Any written notice of revocation or subsequent proxy should be sent to Schiff Nutrition International, Inc., Attention: Corporate Secretary, 2002 South 5070 West, Salt Lake City, Utah 84104, or hand delivered to our Corporate Secretary at or before the voting at the Annual Meeting.

If your shares are held in street name, you may change your vote by submitting new voting instructions to your bank, broker, or other record holder. If you decide to attend and vote at the Annual Meeting and your shares are held in street name, your vote in person at the Annual Meeting will not be effective unless you have obtained and present at the Annual Meeting a proxy issued in your name from your bank, broker, or other record holder.

What does it mean if I receive more than one proxy card?

If your shares are registered differently or are held in more than one account, you will receive more than one proxy card. Please sign and return all proxy cards to ensure that all of your shares are voted.

Will my shares be voted if I do not sign and return my proxy card?

If you are the record holder of your shares and do not return your proxy card, your shares will not be voted unless you attend the Annual Meeting in person and vote your shares. If your shares are held in street name, your brokerage firm may vote your shares on “routine matters,” such as election of our directors. Your brokerage firm may not vote without your instruction on the approval of the Amendment to our 2004 Plan or other “non-routine matters” such as a proposal submitted by a stockholder. If proposals to be acted upon include both routine and non-routine matters, the broker may turn in a proxy card for uninstructed shares that votes FOR the routine matters but expressly states that the broker is NOT voting on non-routine matters. This indication by your broker with respect to the non-routine matters is known as a “broker non-vote.”

We encourage you to provide instructions to your brokerage firm by completing the voting instruction form that it sends to you so that your shares are voted at the Annual Meeting.

What is a quorum and what constitutes a quorum?

A “quorum” is the number of shares that must be present, in person or by proxy, in order for business to be conducted at the Annual Meeting. The required quorum for the Annual Meeting is the presence in person or by proxy of the holders of a majority of the Voting Shares issued and outstanding as of the Record Date. Since there is an aggregate of 161,390,591 Voting Shares, a quorum will be present for the Annual Meeting if an aggregate of at least 80,695,296 Voting Shares is present in person or by proxy at the Annual Meeting. Abstentions and broker non-votes will be counted for the purpose of determining the presence or absence of a quorum.

How many votes are required to approve the proposals?

The seven nominees receiving the highest number of “FOR” votes, whether or not constituting a majority of the votes cast, will be elected as directors. This number is called a plurality. Accordingly, abstentions will not affect the outcome of the election of the nominees to our Board. The election of directors is a matter on which a broker or other nominee generally has discretionary voting authority. Accordingly, no broker non-votes are expected to result from this proposal. Stockholders are not permitted to cumulate their shares for the purpose of electing directors or otherwise.

In order for the Amendment to the 2004 Plan to be approved by the stockholders:

•
The New York Stock Exchange (the “NYSE”) requires that: (i) greater than 50% of the Voting Shares are voted on such proposal, and (ii) a majority of such votes cast must vote “for” the proposal. For purposes of the first requirement: votes “for” and “against” and abstentions count as votes cast (while broker non-votes do not count as votes cast); and all Voting Shares, including broker non-votes, count as entitled to vote. Accordingly, under the first requirement, the total sum of votes “for,” plus votes “against” plus abstentions (the “NYSE Votes Cast”) must be greater than 50% of the total Voting Shares. Thus, broker non-votes could result in the NYSE Votes Cast requirement not being met. In order to satisfy the second requirement, the number of votes “for” the proposal must be greater than 50% of NYSE Votes Cast.

•
Delaware General Corporation Law requires the affirmative vote by the holders of a majority of shares present and entitled to vote on the proposal. For these purposes, abstentions will have the same effect as a vote against the proposal, and broker non-votes are not entitled to vote and thus will have no effect on the proposal.

•	Brokers and other nominees will not have discretionary voting authority on this proposal, and broker non-votes will result from this proposal.

What happens if a nominee is unable to stand for re-election?

If a nominee is unable to stand for re-election, our Board may, by vote, reduce the size of the Board or name a substitute nominee. If a substitute is named, shares represented by properly executed proxies may be voted for the substitute nominee. We are not aware of any nominee who is unable to stand for re-election.

Who is paying for this proxy’s solicitation process?

The enclosed proxy is solicited on behalf of our Board, and we are paying for the cost of the proxy solicitation process. Copies of the proxy material will be given to banks, brokerage houses and other institutions that hold shares that are beneficially owned by others. Upon request, we will reimburse these banks, brokerage houses and other institutions for their reasonable out-of-pocket expenses in forwarding these proxy materials to the stockholders who are the beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by our directors, officers, or other employees. No additional compensation will be paid to our directors, officers or other employees for soliciting proxies. We have retained the services of Georgeson Shareholder Communications, Inc. to assist in the distribution of proxies. We will pay approximately $1,500, plus reimbursement of out-of-pocket expenses, to Georgeson Shareholder Communications for its services.

How can I find out the results of the voting at the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting, and publish final results in our Quarterly Report on Form 10-Q for our fiscal 2008 second quarter ending November 30, 2007.

When are stockholder proposals due for next year’s annual meeting in 2008?

We currently contemplate that our 2008 Annual Meeting of Stockholders will be held on or about October 28, 2008. In the event that a stockholder desires to have a proposal considered for presentation at the 2008 Annual Meeting of Stockholders and included in the proxy statement and form of proxy used in connection with such meeting, the proposal must be forwarded in writing to our Corporate Secretary so that it is received no later than May 30, 2008. Any such proposal must comply with the requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

If a stockholder, rather than including a proposal in our proxy statement as discussed above, commences his or her own proxy solicitation for the 2008 Annual Meeting of Stockholders or seeks to nominate a candidate for election or propose business for consideration at such meeting, we must receive notice of such proposal on or before August 13, 2008. If the notice is not received by August 13, 2008, it will be considered untimely under Rule 14a-4(c)(1) promulgated under the Exchange Act, and we will have discretionary voting authority under proxies solicited for the 2008 Annual Meeting of Stockholders with respect to such proposal.

Proposals and notices should be directed to Schiff Nutrition International, Inc., Attention: Corporate Secretary, 2002 South 5070 West, Salt Lake City, Utah 84104.

Will the Company’s independent public accountants be present at the Annual Meeting?

Representatives of Deloitte & Touche LLP, our independent public accountants, are expected to be present at the Annual Meeting and will have the opportunity to make statements, if they so desire, and to respond to appropriate questions. Our Audit Committee has also selected Deloitte & Touche LLP as our independent public accountants for fiscal 2008.

How can interested persons communicate with our Board of Directors?

Interested persons, including our stockholders, who want to communicate with our Board or any individual director may write to them c/o Schiff Nutrition International, Inc., Attention: Corporate Secretary, 2002 South 5070 West, Salt Lake City, Utah 84104. Depending on the subject matter, our Corporate Secretary will: (i) forward the communication to the director or directors to whom it is addressed; (ii) attempt to handle the inquiry directly, for example when the request is for information about the Company or is a stock-related matter; or (iii) not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic. At each Board meeting, a member of management will present a summary of all communications received since the last meeting that were not forwarded to the director or directors to whom they were addressed, and shall make those communications available to our Board upon request.

PROPOSALS TO BE VOTED UPON

1. ELECTION OF DIRECTORS

Our Board currently consists of seven directors who are elected annually. All of the seven nominees for election to the Board at this Annual Meeting listed in the section entitled “Nominees for Election to our Board of Directors” below are currently directors of the Company. The term of office for directors elected at the 2007 Annual Meeting will expire upon the election of our Board at the 2008 Annual Meeting of Stockholders or when their successors are elected and qualified. See the section entitled “Nominees for Election to our Board of Directors” below for biographical information on our Board nominees.

Our Board of Directors unanimously recommends a vote “For” each of the seven nominees.

2. APPROVAL OF AN AMENDMENT TO OUR 2004 INCENTIVE AWARD PLAN

Our stockholders are being asked to approve an amendment to our 2004 Incentive Award Plan, as amended (the “2004 Plan”). On September 21, 2007, our Board approved an amendment to the 2004 Plan, which, subject to stockholder approval, increases the number of shares that may be issued under the 2004 Plan by 1,200,000 shares. All other provisions of the 2004 Plan will remain in full force and effect. The number of shares of our Class A common stock originally authorized under the 2004 Plan was 2,000,000, plus the number of shares of Class A common stock, which as of the date of our 2004 Annual Meeting of Stockholders were available, or thereafter became available, for issuance under our 1997 Equity Participation Plan, as amended (the “1997 Plan”). As of the Record Date, there were 668,456 shares available for issuance under the 2004 Plan.

The purpose of the amendment to the 2004 Plan is to increase the number of shares that may be issued as equity awards in order to provide additional incentive for directors, key employees, and consultants to further our growth, development and financial success by personally benefiting through the ownership of our common stock, or other rights which recognize such growth, development and financial success. The increase in the number of shares that may be issued under the 2004 Plan is the sole effect of the proposed amendment. In March 2006, the Compensation Committee approved a long-term incentive plan for management (including our four named executive officers) that granted approximately 1.4 million performance-based restricted stock units based on a performance period from January 1, 2006 through May 31, 2008. The additional shares that may be issued under the 2004 Plan if the proposed amendment is approved may be granted in connection with future long-term incentive programs following completion of the existing long-term incentive plan. However, no determination has been made regarding future long-term incentive programs for our management and employees, and our Board may consider other types of awards, including cash awards, in addition or as an alternative to future equity awards.

Our stockholders are only being asked to approve the proposed amendment to the 2004 Plan increasing the number of shares that may be issued under the 2004 Plan, which is attached hereto as Appendix A. The principal features of the full 2004 Plan, as proposed to be amended, are summarized below for the convenience and information of our stockholders. This summary does not purport to be a complete description of all the provisions of the 2004 Plan and is qualified in its entirety by reference to the 2004 Plan and the proposed amendment to the 2004 Plan. A copy of the 2004 Plan as originally adopted is attached to the proxy statement for our 2004 Annual Meeting of Stockholders filed with the Securities and Exchange Commission (the “SEC”) on September 28, 2004. A copy of Amendment No. 1 to the 2004 Plan is attached to the proxy statement for our 2006 Annual Meeting of Stockholders filed with the SEC on September 27, 2006. Copies of the 2004 Plan, including Amendment No. 1, also are available upon request from the Corporate Secretary, Schiff Nutrition International, Inc., 2002 South 5070 West, Salt Lake City, Utah 84104. We encourage you to read the 2004 Plan and the proposed amendment carefully.

Administration

The Board administers the 2004 Plan as to awards to members of the Board. As to all other participants, the 2004 Plan is administered by the Compensation Committee of the Board. The Compensation Committee may delegate to a committee of one or more members of the Board or officers of the Company the authority to grant or amend awards to participants other than senior executives of the Company who are subject to Section 16 of the Exchange Act or employees who are “covered employees” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the “Code”). The Compensation Committee is expected to include at least two directors, each of whom is anticipated to qualify as a “non-employee director” pursuant to Rule 16b of the Exchange Act, and an “outside director” pursuant to Section 162(m) of the Code. All references in this summary of the 2004 Plan to the “Administrator” will mean the Board, the Compensation Committee, or any such subcommittee, as applicable.

The Administrator has the power to determine eligibility, the types and sizes of awards, the price and timing of awards, and the acceleration or waiver of any vesting restriction.

Eligibility

Persons eligible to participate in the 2004 Plan include all members of the Board, our employees, and certain consultants to the Company. The Administrator determines which of our employees, consultants and directors will be granted awards. No employee, director or consultant is entitled to participate in the 2004 Plan as a matter of right, nor does any such participation constitute assurance of continued employment or Board service. Except for awards granted to non-employee directors pursuant to the automatic grant provisions of the 2004 Plan, only those employees, directors and consultants who are selected to receive grants by the administrator may participate in the 2004 Plan. As of the Record Date, we had seven directors (including four non-employee directors), and approximately 413 employees and consultants eligible to participate in the 2004 Plan (though at this time we have no plans to grant awards under the 2004 Plan to consultants).

Shares Available and Limitation on Awards

The number of shares of our Class A common stock originally authorized under the 2004 Plan was 2,000,000, plus the number of shares of Class A common stock which as of the date of our 2004 Annual Meeting of Stockholders were available (approximately 66,953 shares), or thereafter became available, for issuance under the 1997 Plan. The proposed amendment would increase the number of shares of our Class A common stock that may be issued under the 2004 Plan by 1,200,000. As of the Record Date, there were 668,456 shares remaining available for issuance under the 2004 Plan. The shares of Class A common stock covered by the 2004 Plan may be treasury shares, authorized but unissued shares, or shares purchased in the open market. As of the Record Date, the closing price of the Class A common stock on the NYSE was $5.24 per share.

The payment of dividend equivalents in conjunction with outstanding awards will not be counted against the shares available for issuance under the 2004 Plan. To the extent that an award terminates, expires, lapses, is settled in cash, or is repurchased for any reason, any shares subject to the award may be used again for new grants under the 2004 Plan. In addition, shares tendered or withheld to satisfy the grant or exercise price or tax withholding obligation may be used for grants under the 2004 Plan. To the extent permitted by applicable law or any exchange rule, shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by the Company or any of its subsidiaries will not be counted against the shares available for issuance under the 2004 Plan.

The maximum number of shares of Class A common stock that may be subject to one or more awards to a participant pursuant to the 2004 Plan during any fiscal year is 500,000.

Awards

The 2004 Plan provides for the grant of incentive stock options (“ISOs”), non-qualified stock options (“NSOs”), restricted stock, stock appreciation rights, performance shares, performance stock units, dividend equivalents, stock payments, deferred stock, restricted stock units, other stock-based awards, and performance-based awards.

Awards, including awards with deferral features complying with Section 409A of the Code, may be granted under the 2004 Plan to employees and consultants in lieu of cash bonuses or other forms of compensation which would otherwise be payable to such employees and consultants, and to non-employee directors in lieu of directors and other fees which would otherwise be payable to such non-employee directors, pursuant to such policies which may be adopted by the Administrator from time to time.

Stock Options. Stock options, including ISOs, as defined under Section 422 of the Code, and NSOs, may be granted pursuant to the 2004 Plan. The option exercise price is determined by the Administrator and set forth in the Award Agreement; provided that the exercise price for any option will not be less than par value unless otherwise permitted by applicable state law. The option exercise price of any ISOs granted pursuant to the 2004 Plan will not be less than 100% of the fair market value of the underlying Class A common stock on the date of grant. Stock options may be exercised as determined by the Administrator, but in no event after the tenth anniversary of the date of grant. The aggregate fair market value of the shares with respect to which options intended to be ISOs are exercisable for the first time by an employee in any calendar year may not exceed $100,000, or such other amount as the Code provides.

Upon the exercise of a stock option, the exercise price must be paid in full in either cash or its equivalent, by delivering a promissory note bearing interest at no less than such rate as shall then preclude the imputation of interest under the Code, by tendering previously acquired shares of Class A common stock, or by withholding shares issuable upon exercise of the stock option, in each case with a fair market value at the time of exercise equal to the exercise price (provided such shares have been held for such period of time as may be required by the Administrator in order to avoid adverse accounting consequences), or by other property acceptable to the Administrator (including through the delivery of a notice that the participant has placed a market sell order with a broker with respect to shares then issuable upon exercise of the option, and the broker timely pays a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the option exercise price). However, no participant who is a member of the Board or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act will be permitted to pay the exercise price of an option in any method which would violate Section 13(k) of the Exchange Act.

Restricted Stock and Restricted Stock Units. Restricted stock and restricted stock units may be granted pursuant to the 2004 Plan. A restricted stock award is the grant of shares of Class A common stock at a price determined by the Administrator (including zero) that is nontransferable and subject to substantial risk of forfeiture until specific conditions are met. Conditions may be based on continuing employment or service or achieving specified performance goals. During the period of restriction, participants holding shares of restricted stock may have full voting and dividend rights with respect to such shares, while participants holding restricted stock units typically will not have such voting rights. The restrictions will lapse in accordance with a schedule or other conditions determined by the Administrator.

Grant of Awards to Non-employee Directors. The 2004 Plan provides that, unless otherwise determined by the Board, upon appointment or election to the Board each non-employee director shall be granted shares of restricted stock or restricted stock units with a fair market value on the date of such grant equal to $40,000 (subject to adjustment from time to time by the Board). In addition, unless otherwise determined by the Board, upon each Annual Meeting of Stockholders occurring at least nine months after such initial appointment or election as of which the non-employee director continues to serve as a director of the Company, each such non-employee director shall be granted shares of restricted stock or restricted stock units with a fair market value on the date of such grant equal to $50,000 (subject to adjustment from time to time by the Board). Members of the Board who are employees who subsequently terminate employment with the Company (or a subsidiary of the Company) and remain on the Board will not receive the initial award, but to the extent that they are otherwise eligible, will receive after such termination of employment the annual award. These initial and annual awards shall vest in substantially equal annual installments over a period of approximately three years following the date of grant.

In addition, the 2004 Plan provides that, unless otherwise determined by the Board, each non-employee director shall be granted on the first day of each three year term (other than the Current Three Year Terms, as defined below) shares of restricted stock or restricted stock units with a fair market value on the date of such grant equal to $60,000 (subject to adjustment from time to time by the Board). These restricted stock and restricted stock units will cliff vest in one installment on the last day of the respective three year term, subject to the director’s continued service on the Board on such vesting date. Notwithstanding the foregoing, each non-employee director shall be granted upon completion of his Current Three Year Term (unless otherwise determined by the Board), and provided he or she is then serving as a director, immediately vested options covering 15,000 shares of Class A common stock. For these purposes, a three year term shall mean each period of three years computed initially from the date of the non-employee director’s initial appointment or election to the Board (or the date on which a director becomes a non-employee director) and thereafter for each subsequent three year period, or for those non-employee directors currently serving as a non-employee director, a period of three years computed initially from the last date upon which such non-employee director received an option pursuant to the three year option grant that was in effect under the 2004 Plan prior to the amendment of the 2004 Plan that occurred at the 2006 Annual Meeting of Stockholders (the “Current Three Year Term”), and thereafter for each subsequent three year period.

Except as otherwise provided in the 2004 Plan or in an Award Agreement, awards granted to non-employee directors that are not vested at the time of the non-employee director’s termination of service on the Board (other than with respect to a Change in Control as defined in the 2004 Plan) shall not thereafter become vested, but instead shall be automatically forfeited and cancelled as of the date of such termination of service on the Board without any consideration to the non-employee director. All elections to receive restricted stock units and all deferral elections concerning restricted stock units shall be made in conformity with Section 409A of the Code.

Stock Appreciation Rights. Awards of stock appreciation rights (a “SAR”) may be granted under the 2004 Plan. Typically, a SAR is the right to receive payment of an amount equal to the excess of the fair market value of a share of Class A common stock on the date of exercise of the SAR over the fair market value of a share of Class A common stock on the date of grant of the SAR. SARs may be granted in connection with stock options or other awards, or separately. The Administrator may elect to pay SARs in cash or in our Class A common stock or in a combination of cash and Class A common stock.

Deferred Stock. Deferred stock may be awarded to participants, with or without payment of consideration, but subject to vesting conditions based on continued employment or service or on performance goals established by the Administrator. Like restricted stock, deferred stock may not be sold or otherwise transferred or hypothecated until vesting conditions are removed or expire. Unlike restricted stock, deferred stock will not be issued until the deferred stock award has vested, and recipients of deferred stock generally will have no voting or dividend rights prior to the time when vesting conditions are satisfied.

Dividend Equivalents. Dividend equivalents may be credited to a participant in the 2004 Plan. They represent the value of the dividends per share of Class A common stock paid by us, calculated with reference to the number of shares covered by the stock options, stock appreciation rights or other awards held by the participant.

Stock Payments. Stock payments may be authorized by the Administrator in the form of shares of our Class A common stock or an option or other right to purchase our Class A common stock as part of a deferred compensation arrangement or in lieu of all or any part of compensation, including bonuses, that would otherwise be payable to a participant in cash.

Performance-Based Awards. The Administrator may grant awards to employees who are or may be “covered employees,” as defined in Section 162(m) of the Code, that are intended to be performance-based compensation within the meaning of Section 162(m) of the Code in order to preserve the deductibility of these awards for federal income tax purposes. Participants are only entitled to receive payment for a performance-based award for any given performance period to the extent that pre-established performance goals set by the Administrator for the period are satisfied. These awards may be paid in cash or in our Class A common stock or in a combination of cash and Class A common stock. The maximum amount of cash performance awards that may be awarded under the 2004 Plan to any person during any fiscal year is $1 million.

The pre-established performance goals for awards intended to be performance-based compensation within the meaning of Section 162(m) of the Code must be based on one or more of the following performance criteria: net earnings (either before or after interest, taxes, depreciation and/or amortization), sales or revenue, net income (either before or after tax), operating earnings, cash flow (including, but not limited to, operating cash flow and free cash flow), cash flow return on capital, return on net assets, return on shareholders' equity, return on assets, return on capital, shareholder returns, return on sales, gross or net profit margin, customer or sales channel revenue or profitability, productivity, expense, margins, plant or operating efficiency, customer satisfaction, working capital, earnings per share, price per share, and market share. These performance criteria may be measured in absolute terms or as compared to any incremental increase or as compared to results of a peer group. With regard to a particular performance period, the Administrator shall have the discretion to select the length of the performance period, the type of performance-based awards to be granted, and the goals that will be used to measure the performance of the period. In determining the actual size of an individual performance-based award for a performance period, the Administrator may reduce or eliminate (but not increase) the award. Generally, a participant will have to be employed on the date the performance-based award is paid to be eligible for a performance-based award for any performance period.

Change in Control

Unless otherwise determined by the Board, in the event of a Change in Control (as defined in the 2004 Plan) of the Company in which awards made pursuant to the 2004 Plan are not converted, assumed or replaced by a successor, all of such outstanding awards will become fully exercisable and all forfeiture restrictions on awards will lapse.

Amendment and Termination

The Administrator, subject to the approval of the Board, may terminate, amend, or modify the 2004 Plan at any time; provided, however, that stockholder approval will be obtained for any amendment to the extent necessary and desirable (i) to comply with any applicable law, regulation or stock exchange rule, or (ii) to increase the number of shares available under the 2004 Plan. In no event may an award be granted pursuant to the 2004 Plan on or after September 24, 2014.

Plan Benefits

Since the 2004 Plan's inception in October 2004, the following persons have been granted the following aggregate number of Awards under the 2004 Plan: (i) our named executive officers, Messrs. Wood, Baty, Elitharp, and Thomson, have not received any options under the 2004 Plan since its inception, but received an aggregate of 417,800, 191,900, 167,400, and 114,200 performance-based restricted stock units, respectively; (ii) our non-employee directors (and nominees), Messrs. Corey, Kimmel, McDermott and Powell, have received an aggregate of 25,000, 30,000, 40,000, and 40,000 options, respectively, 8,090, 10,676, 8,090, and 8,090 restricted stock units, respectively, and 0, 0, 8,836, and 0 shares of restricted stock, respectively, for a total of 135,000 options, 34,946 restricted stock units, and 8,836 shares of restricted stock granted to our non-employees directors as a group; (iii) a total of zero options and 891,300 performance-based restricted stock units have been granted to our current executive officers as a group; and (iv) a total of 49,000 options and 530,300 performance-based restricted stock units have been granted to our employee, other than our executive officers, as a group.

Certain Federal Income Tax Consequences

Nonqualified Stock Options. For federal income tax purposes, the recipient of NSOs granted under the 2004 Plan will not recognize taxable income upon the grant of the option, nor will the Company then be entitled to any deduction. Generally, upon exercise of NSOs, at the time of transfer of the stock, the optionee will recognize ordinary income, and the Company will be entitled to a deduction, in an amount equal to the fair market value of the stock at the date of transfer, less the option exercise price.

Incentive Stock Options. An optionee generally will not recognize taxable income upon either the grant or exercise of an ISO. However, the amount by which the fair market value of the stock at the time of transfer exceeds the option exercise price will be an “item of tax adjustment” for the optionee for alternative minimum tax purposes. Generally, upon the sale or other taxable disposition of the stock acquired upon exercise of an ISO, the optionee will recognize income taxable as capital gains in an amount equal to the excess, if any, of the amount realized in such sale or disposition over the option exercise price, provided that the sale or disposition of the stock does not occur within either (a) two years from the date of grant of the ISO or (b) one year after the date of transfer of the stock upon exercise. If the stock is sold or otherwise disposed of before the end of the one-year and two-year periods specified above, the excess of the fair market value of the stock on the date of transfer generally will be taxable as ordinary income; the balance of the amount realized from such sale or disposition, if any, generally will be taxed as capital gain. If the stock is sold or disposed of before the expiration of the one-year and two-year periods and the amount realized is less than the fair market value of the shares at the date of transfer, the optionee’s ordinary income generally is limited to the excess, if any, of the amount realized in such transfer over the option exercise price paid. The Company (or other employer corporation) generally will be entitled to a tax deduction with respect to an ISO only to the extent the optionee has ordinary income upon sale or other disposition of the stock.

An option will only qualify as an ISO to the extent that the aggregate fair market value of the shares with respect to which the option becomes exercisable for the first time in any calendar year is equal to or less than $100,000. For purposes of this rule, the fair market value of shares shall be determined as of the date the option is granted. To the extent an option is exercisable for shares in excess of this $100,000 limitation, the excess shares shall be taxable under the rules for “Nonqualified Stock Options” described above.

Restricted Stock. A recipient of restricted stock will not have taxable income upon issuance unless an election is made under Section 83(b) of the Code. When restrictions on shares of restricted stock lapse, the participant will realize ordinary income in an amount equal to the fair market value of the shares at the date such restrictions lapse, less any purchase price paid. If an election is made under Section 83(b), the participant will realize ordinary income at the date of issuance equal to the difference between the fair market value of the shares on the issuance date less any purchase price paid.

Restricted Stock Units and Deferred Stock. A recipient of restricted stock units or deferred stock will not realize taxable income at the time of grant. When restricted stock units or deferred stock vest and the Company's shares are issued, the participant generally will recognize taxable ordinary income in an amount equal to the fair market value of the shares at the date of issuance. The Code does not permit a Section 83(b) election to be made with respect to restricted stock units or deferred stock.

Stock Appreciation Rights. No taxable income is generally recognized by the participant upon the receipt of an SAR, but upon exercise of the SAR the fair market value of the shares (or cash in lieu of shares) received generally will be taxable as ordinary income to the participant.

Dividend Equivalents and Performance Awards. A recipient of a dividend equivalent award or performance award will not realize taxable income at the time of grant. When a dividend equivalent or performance award is paid (whether in cash or stock), the participant will recognize taxable ordinary income.

Stock Payments. A participant who receives a stock payment will realize taxable ordinary income as if a cash payment equal to the fair market value of the stock has been received.

We generally are entitled to a deduction when and for the same amount that the participant recognizes as ordinary income, subject to Section 162(m) of the Code as to covered employees. Under Section 162(m), in general, income tax deductions of publicly-traded companies may be limited to the extent total compensation for certain executive officers exceed $1 million in any taxable year. However, this deduction limit does not apply to certain “performance-based” compensation established by an independent compensation committee which conforms to certain requirements of the Code. Options granted under the 2004 Plan with an exercise price equal to fair market value are intended to qualify as “performance-based” under Section 162(m). Restricted stock, stock awards, performance awards and cash awards granted under the 2004 Plan may qualify as “performance-based” if such award vests or is issuable or payable based upon the performance goals and otherwise meets the requirements of Section 162(m).

Our Board of Directors unanimously recommends a vote “For” the approval of the Amendment to our 2004 Plan.

3. OTHER BUSINESS

Our Board knows of no other business for consideration at the Annual Meeting. If other matters are properly presented at the Annual Meeting, or at any adjournment or postponement of the meeting, Bruce J. Wood and Daniel A. Thomson, as proxies, will vote or otherwise act on your behalf in accordance with their judgment on such matters.

NOMINEES FOR ELECTION TO OUR BOARD OF DIRECTORS

Nominees for re-election to our Board at the Annual Meeting are as follows:

Name	Age	Position with the Company
Eric Weider	44	Chairman of the Board
George F. Lengvari	65	Vice Chairman of the Board
Bruce J. Wood	57	Chief Executive Officer, President and Director
Ronald L. Corey	68	Director
Roger H. Kimmel	61	Director
Brian P. McDermott	50	Director
H. F. Powell	74	Director

Set forth below are descriptions of the backgrounds of the nominees as of the Record Date.

Eric Weider has been a director since June 1989 and Chairman of the Board since August 1996. Since June 1997, Mr. Weider has been President and Chief Executive Officer of Weider Health and Fitness, a control stockholder of the Company. Mr. Weider also serves as a member of the board of directors of Weider Health and Fitness. Mr. Weider is the President of the Joe Weider Foundation and is a director of Hillside Investment Management, Inc., an investment management company based in Toronto, Canada.

George F. Lengvari has been a director since August 1996 and serves as Vice Chairman of the Board of Directors. Mr. Lengvari has been Vice Chairman of the board of directors of Weider Health and Fitness, a control stockholder of the Company, since June 1995. Mr. Lengvari also served as an executive officer of Weider Health and Fitness from June 1995 through December 2004. Prior to joining Weider Health and Fitness, Mr. Lengvari was a partner for 22 years in the law firm Lengvari Braman and is currently of counsel to the law firm LaPointe Rosenstein.

Bruce J. Wood has been our Chief Executive Officer, President and a director since June 1999. From January 1998 to December 1998, Mr. Wood was the President and a founder of All Stick Label LLC, a private company which manufactures custom pressure sensitive labels. From 1973 to December 1997, Mr. Wood held various management positions with divisions of Nabisco, Inc., a manufacturer and marketer of packaged food, including President and Chief Executive Officer of Nabisco, Ltd., President of Planters Lifesavers Company, and Senior Vice President, Marketing of both Nabisco Biscuit Company and Del Monte USA. Mr. Wood also serves as a director of Payge International Ltd., a private company that manufactures injection molded plastic industrial and advertising products.

Ronald L. Corey has been a director since August 1996. Since 1999, Mr. Corey has been a consultant to various corporations. Mr. Corey served as President of the Club de Hockey Canadien Inc. (the Montreal Canadiens) and the Molson Center Inc. from 1982 through July 1999. In addition, between 1985 and 1989, Mr. Corey held the position of Chairman of the Board and director of the Montreal Port Corporation, an agency which maintains and leases infrastructures to private stevedoring companies.

Roger H. Kimmel has been a director since August 1996. Mr. Kimmel has been Vice Chairman of Rothschild, Inc., an investment banking firm, since January 2001. Mr. Kimmel is a director of Weider Health and Fitness, a control stockholder of the Company. Mr. Kimmel is also Chairman of the Board of Endo Pharmaceutical Holdings, Inc., a company engaged in the development and sale of pharmaceutical products.

Brian P. McDermott has been a director since June 2001. Mr. McDermott has been a director, President, and Chief Executive Officer of Fitness Holdings International, Inc., a retail chain selling home fitness equipment, and its predecessor since November 2001. Mr. McDermott has also served as Chairman of the Board of Fitness Holdings International since November 2004. Mr. McDermott has served as President and Chief Executive Officer of Right Start Acquisition Company, a specialty retailer, since December 2003. Mr. McDermott was a director, President, and Chief Executive Officer of PartsAmerica.com, an online auto parts store, from May 2000 to July 2001. From 1988 to present, Mr. McDermott has been a general partner in Hancock Park Associates, a private equity firm, and has held various management and director positions in several of the firm's portfolio companies. Mr. McDermott held various management positions with Leslie's Poolmart, Inc. from 1988 to May 2000, including President and/or Chief Executive Officer from 1989 to December 1999 and Chairman of the Board from January 2000 to May 2000. From November 1994 to December 1998, Mr. McDermott served as Chairman of the Board of Busy Body, Inc., a specialty retailer of fitness equipment.

H.F. Powell has been a director since January 2000. Since 1997, Mr. Powell has been an independent consultant to various corporations. Prior to his retirement in 1996, Mr. Powell served as Executive Vice President and Chief Financial Officer of Nabisco, Inc. from 1994 through 1996 and President of Nabisco International from 1989 through 1994. Throughout his career, Mr. Powell served in various senior level finance and operating positions, including Executive Vice President of Nabisco International, Senior Vice President and Chief Financial Officer of Nabisco Brands, President of Nabisco Brands Canada and Senior Vice President and Chief Financial Officer of Standard Brands.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE INFORMATION

Our business is managed under the direction of our Board. To assist in carrying out this responsibility, our Board has established a standing Executive Committee, Audit Committee, and Compensation Committee. We do not have a standing nominating committee. During fiscal 2007, our Board met ten times. Each director attended at least 75% of the total number of meetings of our Board held during fiscal 2007 and the total number of meetings held during fiscal 2007 by all committees of our Board on which that director served. Although we do not have a policy with regard to Board members’ attendance at our Annual Meetings of Stockholders, all of the directors are encouraged to attend such meetings. All of our directors except one were present at our 2006 Annual Meeting of Stockholders.

Controlled Company Exemption Election; Independent Directors

We have determined that due to the beneficial ownership by Weider Health and Fitness of greater than 50% of the Voting Shares (approximately 93%), we are a “controlled company” as defined in the NYSE listing standards. As such, we have elected to be exempted from the NYSE requirements that the Board have a majority of independent directors and that we have a separate nominating/corporate governance committee composed entirely of independent directors. Each of Messrs. Corey, McDermott, and Powell has confirmed to the Board that neither he nor any member of his family has any relationship, commercial or otherwise, with the Company (other than as a stockholder and a director). Our Board has thus determined that each of Messrs. Corey, McDermott, and Powell is independent, as determined in accordance with NYSE listing standards. Based on the relationships of Messrs. Weider, Lengvari, and Kimmel with Weider Health and Fitness, and the relationship of Mr. Wood as our Chief Executive Officer, the Board has determined that none of Messrs. Weider, Lengvari, Kimmel, and Wood are independent.

Executive Committee

The current members of the Executive Committee are Messrs. Weider, Lengvari, and Wood. During fiscal 2007, the Executive Committee held two meetings, and met several times on an informal basis. The Executive Committee has the authority to determine questions of general policy with regard to our business, to the extent permitted by law.

Audit Committee

The current members of the Audit Committee are Messrs. Powell, Corey, and McDermott. Mr. Powell serves as the Chairman of the Audit Committee. During fiscal 2007, the Audit Committee met eleven times. The Audit Committee operates pursuant to a written charter that was adopted by our Board in September 2004, a copy of which is available on our website at www.schiffnutrition.com. In addition, stockholders may request a free copy of the Audit Committee Charter from: Schiff Nutrition International, Inc., Attention: Corporate Secretary, 2002 South 5070 West, Salt Lake City, Utah 84104.

The Audit Committee’s responsibilities include:

•	appointment, compensation, retention, and oversight of the independent auditors;

•	consulting with the independent auditors with regard to the plan and scope of audit;

•	reviewing, in consultation with the independent auditors, the report of audit or proposed report of audit and the accompanying management letter, if any;

•	reviewing the impact of new or proposed changes in accounting principles or regulatory requirements;

•	consulting with the independent auditors with regard to the adequacy of internal controls and, as appropriate, consulting with management regarding the same;

•	pre-approval of audit and non-audit services performed and fees charged, and review of the possible effect of the performance of such services on the auditor’s independence;

•	reviewing and approving related party transactions; and

•	such other responsibilities set forth in the Audit Committee Charter or as directed by our Board from time to time.

Our Board has determined that all members of the Audit Committee are independent and financially literate, as those terms are defined in the NYSE listing standards, and are independent, as such term is defined under SEC rules. Our Board has also determined that H.F. Powell, Chairman of the Audit Committee, qualifies as an audit committee financial expert as defined in SEC rules. See the section entitled “Nominees for Election to our Board of Directors” above for a description of Mr. Powell’s relevant experience.

Compensation Committee

The current members of the Compensation Committee are Messrs. McDermott, Corey, and Powell, each of whom the Board has determined is independent, as that term is defined in the NYSE listing standards. Mr. McDermott serves as the Chairman of the Compensation Committee. During fiscal 2007, the Compensation Committee met seven times. The Compensation Committee operates pursuant to a written charter that was adopted by our Board in September 2004, a copy of which is available on our website at www.schiffnutrition.com. In addition, stockholders may request a free copy of the Compensation Committee Charter from: Schiff Nutrition International, Inc., Attention: Corporate Secretary, 2002 South 5070 West, Salt Lake City, Utah 84104.

The Compensation Committee’s responsibilities include:

•
reviewing and approving corporate goals and objectives relevant to our Chief Executive Officer’s compensation, and evaluating our Chief Executive Officer’s performance in light of those goals and objectives;

•
establishing and reviewing the compensation, including equity awards, bonuses, and all other forms of compensation for our directors, executive officers, and such other officers as directed by our Board;

•	reviewing general compensation policies, programs, and guidelines for our employees and the criteria by which bonuses to our employees are determined;

•	reviewing and approving all employment, severance, and change in control arrangements with our executive officers;

•	acting as Administrator of our 1997 Plan and our 2004 Plan; and

•	such other responsibilities as set forth in the Compensation Committee Charter or as directed by our Board from time to time.

Mr. Wood, our Chief Executive Officer, annually reviews the performance of each named executive officer (other than the Chief Executive Officer, whose performance is reviewed by the Compensation Committee). The Compensation Committee considers the recommendations of Mr. Wood in determining base salaries, adjustments to base salaries, annual cash incentive program targets and awards, personal program objectives for the annual cash incentive program, and equity awards, if any, for executive officers. The Compensation Committee generally exercises its discretion in modifying any recommended adjustments or awards to executives. The Compensation Committee has the authority to retain consultants and advisors as it may deem appropriate in its sole discretion, and has the sole authority to approve related fees and other retention terms. Beginning in September 2004 and continuing into January 2006, the Compensation Committee retained the services of Triad Consultants, an independent compensation consulting firm, to advise the Compensation Committee with respect to our overall executive compensation programs, including benchmarking comparisons within and outside of our industry, long-term incentive programs, and our short-term versus long-term compensation balance.

Nominating Committee Functions

As set forth in the NYSE listing standards, we are not required to have a nominating committee because we are a “controlled company.”  See “Controlled Company Exemption Election; Independent Directors” above. Because of this exemption, and because our Board believes that it is more appropriate for all of our directors to be involved in the process of nominating persons for election as directors, our Board does not have a nominating committee. Accordingly, our Board as a whole performs the functions of a nominating committee and is responsible for reviewing the requisite skills and characteristics of our directors.

Our Board will consider candidates for nomination as a director recommended by stockholders, current directors, officers, third-party search firms, and other sources. Our Board considers stockholder recommendations for candidates in the same manner as those received from others.

For new candidates, our Board generally polls the directors and members of management for their recommendations. Our Board may engage a third-party search firm to identify candidates in those situations where particular qualifications are required or where existing contacts are not sufficient to identify an appropriate candidate. Our Board reviews the qualifications, experience, and background of all candidates. Final candidates are typically interviewed by both Board members and executive management.

Our Corporate Governance Guidelines state that members of the Board should possess the highest personal and professional ethics, integrity, and values, and be committed to serving the long-term interests of the Company's stockholders. In identifying nominees, the Board also takes into consideration all other factors it considers appropriate with the goal of having a Board with backgrounds, skills, and experience in business, finance, and other areas relevant to the Company's operations.

Our Board will consider stockholder suggestions for nominees for directorship. In order for our Board to consider a stockholder nominee, the stockholder must submit a detailed resume of the candidate and an explanation of the reasons why the stockholder believes the candidate is qualified for service on our Board. The stockholder must also provide such other information about the candidate that would be required by the SEC rules to be included in a proxy statement. In addition, the stockholder must include the consent of the candidate and describe any relationships, arrangements, or undertakings between the stockholder and the candidate regarding the nomination or otherwise. The stockholder must submit proof of Company stockholdings. All communications should be submitted in writing to Schiff Nutrition International, Inc., Attention: Corporate Secretary, 2002 South 5070 West, Salt Lake City, Utah 84104. Recommendations received after 120 days prior to the mailing of the proxy will likely not be considered timely for consideration at that year’s Annual Meeting of Stockholders.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics for our officers, including our principal executive officer, principal financial officer, and controller, employees, and directors. The Code of Business Conduct and Ethics is available on our website at www.schiffnutrition.com. In addition, stockholders may request a free copy of the Code of Business Conduct and Ethics from: Schiff Nutrition International, Inc., Attention: Corporate Secretary, 2002 South 5070 West, Salt Lake City, Utah 84104.

Any amendment or waiver of our Code of Business Conduct and Ethics relating to any of our officers or directors will be disclosed on our website. In the case of a waiver, the nature of the waiver, the name of the person to whom the waiver was granted, and the date of the waiver will also be disclosed.

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines that cover areas such as director responsibilities and qualifications, management succession, and Board committees. A copy of these Guidelines is available on our website at www.schiffnutrition.com. In addition, stockholders may request a free copy of the Corporate Governance Guidelines from: Schiff Nutrition International, Inc., Attention: Corporate Secretary, 2002 South 5070 West, Salt Lake City, Utah 84104.

Executive Sessions of Non-Management Directors

Our non-management directors regularly meet in executive sessions of the Board in which management directors and other members of management do not participate. These non-management sessions are generally scheduled on the same day as regularly scheduled quarterly meetings of our Board. The non-management directors preside over the meetings on a rotational basis. In addition, our independent directors meet in executive session at least once per year.

Compensation of Directors

Directors other than non-employee directors receive no compensation for serving on our Board. We do, however, reimburse all directors for their reasonable expenses incurred in connection with their activities as directors. The table below summarizes the compensation received by Messrs. Corey, Kimmel, McDermott, and Powell, our non-employee directors, for the fiscal year ended May 31, 2007.

Director Compensation Table

Director	Fees Earned or Paid in Cash(1)	Stock Awards(2)(3)(5)	Option Awards(2)(4)(5)	Total
Ronald L. Corey	$61,500	$9,722	$22,424	$93,646
Roger H. Kimmel	$38,000	$9,722	$26,536	$74,258
Brian P. McDermott	$58,500	$9,722	$22,424	$90,646
H. F. Powell	$67,500	$9,722	$22,424	$99,646

(1)
In fiscal 2007, non-employee directors received an annual fee of $18,000. In addition to the annual fee, each non-employee director received $2,000 for each Board meeting attended, $1,500 for each Audit Committee meeting attended and $1,000 for each Compensation Committee meeting attended. Messrs Corey, McDermott, and Powell are each a member of the Audit Committee and the Compensation Committee. The Chairman of the Audit Committee, currently Mr. Powell, received an additional annual fee of $6,000, and the Chairman of the Compensation Committee, currently Mr. McDermott, received an additional annual fee of $3,000.

(2)
Effective as of our 2006 Annual Meeting of Stockholders, we modified our initial, annual and three-year equity grant program for non-employee directors generally eliminating option grants and granting restricted stock or restricted stock units instead. As of the 2006 Annual Meeting of Stockholders, each non-employee director is entitled to receive upon initial appointment or election to the Board, an initial grant of restricted stock or restricted stock units with a fair market value on the grant date of $40,000, and an annual grant, on the date of each Annual Meeting of Stockholders occurring at least nine months after the initial appointment or election, of restricted stock or restricted stock units with a fair market value on the grant date of $50,000 (in each case, subject to adjustment from time to time by the Board). These restricted stock and restricted stock units vest in substantially equal annual installments over a period of approximately three years from the grant date, subject to continued service on the Board. As a result, each of Messrs. Corey, Kimmel, McDermott, and Powell received 8,090 restricted stock units on October 24, 2006 (the date of the 2006 Annual Meeting of Stockholders) with a fair market value of $50,000 based on the closing price of our Class A common stock on the NYSE on the day preceding the grant date ($6.18). All of the non-employee directors elected to defer the receipt of any shares to be issued upon the vesting of the restricted stock units until a specified future date.

Pursuant to the terms of our 1997 Plan and our 2004 Plan, each non-employee director who had been a member of our Board for a three year service period as of October 3, 2001, was granted an option to purchase 15,000 shares of our Class A common stock and was automatically granted an option to purchase 15,000 shares of our Class A common stock as of the expiration of each subsequent three year service period. Each non-employee director who had not served a three year service period as of October 3, 2001, was granted an option to purchase 15,000 shares of our Class A common stock as of the completion of each of his three year service periods. These options vested immediately upon grant. Effective as of our 2006 Annual Meeting of Stockholders, upon completion of the respective current three year service period on the Board (for which no options, restricted stock, or restricted stock units have been granted), each non-employee director will be granted immediately vested options covering 15,000 shares of Class A common stock in recognition of his service over such past three year period. Thereafter, restricted stock or restricted stock units will replace the immediately vested three year service period options. Thus, on the first day of a director’s next three year service period, the director will be also be granted restricted stock or restricted stock units with a fair market value on the grant date of $60,000 (subject to adjustment from time to time by the Board). These restricted stock and restricted stock units will cliff vest in one installment on the third anniversary of the grant date, subject to the director’s continued service on the Board during such three years. No three year service grants were made during fiscal 2007.

(3)
The amounts shown are the compensation costs recognized by us in fiscal 2007 related to the automatic grant on October 24, 2006 to each non-employee director of 8,090 restricted stock units, each of which represents the right to receive one share of our Class A common stock, as prescribed under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share Based Payment, as amended (“Financial Accounting Standards No. 123R”). No other grants of restricted stock or restricted stock units were made to the non-employee directors in fiscal 2007 or prior fiscal years for which compensation expense would be recognized during fiscal 2007. For a discussion of valuation assumptions, see Note 11, “Stock-Based Compensation Plans,” of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended May 31, 2007; except that, for purposes of the amounts shown, no forfeitures were assumed to take place. The grant date fair value of the 8,090 restricted stock units granted on October 24, 2006 to each the non-employee directors was $50,000, as computed in accordance with Financial Accounting Standard 123R, based on the closing price of our Class A common stock on the NYSE of $6.18 on the day preceding the grant date. The restricted stock units vest in substantially equal annual installments over a period of approximately three years from the grant date, subject to continued service with us.

(4)
The amounts shown are the compensation costs recognized by us in fiscal 2007 related to grants of stock options in fiscal 2006 and in prior fiscal years, as described in Financial Accounting Standards No. 123R. No stock options were granted to the non-employee directors in fiscal 2007. For a discussion of valuation assumptions, see Note 11, “Stock-Based Compensation Plans,” of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended May 31, 2007; except that for purposes of the amounts shown, no forfeitures were assumed to take place. The table below shows how much of the overall amount of the compensation cost is attributable to each award.

Director	Grant Date	Exercise Price	Number of Shares in Original Grant	Fiscal 2007 Compensation Cost
Ronald L. Corey	October 25, 2005	$5.27	12,500	$8,717
	October 26, 2004	4.27	12,500	10,275
	October 28, 2003	4.00	12,500	3,432
Roger H. Kimmel	October 25, 2005	$5.27	12,500	$8,717
	October 26, 2004	4.27	17,500	14,387
	October 28, 2003	4.00	12,500	3,432
Brian P. McDermott	October 25, 2005	$5.27	12,500	$8,717
	October 26, 2004	4.27	12,500	10,275
	October 28, 2003	4.00	12,500	3,432
H.F. Powell	October 25, 2005	$5.27	12,500	$8,717
	October 26, 2004	4.27	12,500	10,275
	October 28, 2003	4.00	12,500	3,432

Amendment No.1 to the 2004 Plan (approved by our stockholders at our 2006 Annual Meeting of Stockholders) eliminated the automatic option grants to non-employee directors previously in effect. Prior to our 2006 Annual Meeting of Stockholders, upon initial appointment or election to our Board, non-employee directors had the right to receive options to purchase 20,000 shares of Class A common stock, and upon each Annual Meeting of Stockholders occurring at least nine months after the date of appointment or election to our Board, had the right to receive options to purchase 12,500 shares of Class A common stock. These options vested in equal annual installments over three years and had a term of eight to ten years. See footnote (2) above. All options were granted with an exercise price equal to the closing price of our Class A common stock on the day preceding the grant date.

(5)
The table below shows the aggregate number of option awards (exercisable and unexercisable) and unvested stock awards outstanding for each director (excluding our Chief Executive Officer) as of May 31, 2007.

Director	Options Outstanding at Fiscal Year End	Stock Awards Outstanding at Fiscal Year End
Eric Weider	0	0
George F. Lengvari	0	0
Ronald L. Corey	96,500	8,090
Roger H. Kimmel	156,500	8,090
Brian P. McDermott	85,000	8,090
H.F. Powell	122,500	8,090

We do not offer our non-employee directors any perquisites or other forms of compensation.

EXECUTIVE OFFICERS

The following table sets forth the names, ages and titles of our current executive officers as of the Record Date.

Name	Age	Position with the Company
Bruce J. Wood	57	Chief Executive Officer, President and Director
Joseph W. Baty	50	Executive Vice President and Chief Financial Officer
Thomas H. Elitharp	58	Executive Vice President-Operations and Support Services
Daniel A. Thomson	43	Executive Vice President-Business Development, General Counsel and Corporate Secretary

Set forth below are descriptions of the backgrounds of our current executive officers. For a description of the background of Mr. Wood, see “Nominees for Election to our Board of Directors” above. We are not aware of any family relationships among any of our directors and executive officers.

Mr. Baty has served as Executive Vice President and Chief Financial Officer since November 1999. From January 1997 to October 1999, Mr. Baty served as Senior Vice President-Finance. Prior to joining us, Mr. Baty was a certified public accountant and partner at KPMG LLP, which he joined in 1984.

Mr. Elitharp has served as Executive Vice President-Operations and Support Services since June 2001. From September 1997 to May 2001, Mr. Elitharp served as Senior Vice President-Operations. Prior to joining us, Mr. Elitharp held numerous positions with Welch Foods Inc., a manufacturer of food products, for over 18 years, most recently as Director of Operations for its East Coast manufacturing locations.

Mr. Thomson has been with the Company since 1998, and currently serves as Executive Vice President-Business Development, General Counsel and Corporate Secretary. Mr. Thomson has also served as Senior Vice President-Business Development from June 2001 to July 2005 and Senior Vice President-General Counsel from July 1998 to July 2005. Prior to joining us, Mr. Thomson was in private law practice in the corporate and securities departments of Latham & Watkins and LeBoeuf, Lamb, Greene & MacRae. Mr. Thomson, a former certified public accountant, was an accountant and consultant with the firm of Price Waterhouse prior to practicing law.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis section discusses the compensation programs and policies for our executive officers and the Compensation Committee’s role in the design and administration of these programs and policies and in making specific compensation decisions for our executive officers, including our “named executive officers,” which consist of:

•	Bruce J. Wood, our Chief Executive Officer, President and Director,

•	Joseph W. Baty, our Executive Vice President and Chief Financial Officer,

•	Thomas H. Elitharp, our Executive Vice President-Operations and Support Services, and

•	Daniel A. Thomson, our Executive Vice President-Business Development, General Counsel and Corporate Secretary.

General Philosophy and Objectives

The Compensation Committee attempts to promote our financial and operational success by attracting, motivating, and assisting in the retention of key employees who demonstrate the highest levels of ability and talent. The overall objectives of our compensation policies and practices are to:

•	provide competitive compensation arrangements to attract and retain highly qualified executives and other key employees;

•
motivate our executive officers and other key employees by aligning pay and performance and subjecting a significant portion of our executive officer’s compensation to the achievement of pre-established short-term corporate financial performance objectives;

•
create value in the Company and align the interests of our stockholders and executives by providing long-term incentive awards that are based on pre-established long-term corporate performance objectives; and

•	ensure that our executive officers serve the best interests of our stockholders in the event of a proposed change in control transaction without concern over their personal financial security.

Each element of our compensation program is designed to satisfy one or more of these compensation objectives, and each element is an integral part of and supports our overall compensation objectives. Our executive officer compensation program currently is composed of base salary, an annual cash incentive program that is based on our financial performance measured against specific pre-established goals, an equity component in the form of performance-based restricted stock units that provide an opportunity to earn stock based on our long-term financial performance, and certain severance and change in control benefits. With the introduction of the long-term performance-based equity incentive program and the reduction of the executives’ percentage of base salary used to determine the target annual bonus amount beginning in fiscal 2006, the Compensation Committee has provided more emphasis on long-term versus short-term compensation incentives.

Determination of Compensation

Compensation Committee Retention of Compensation Consultant. From time to time, the Compensation Committee retains the services of independent compensation consulting firms. Beginning in September 2004 and continuing into January 2006, the Compensation Committee retained the services of Triad Consultants, an independent compensation consulting firm, to advise the Compensation Committee with respect to our overall executive compensation programs, including benchmarking comparisons within and outside of our industry, long-term incentive programs, and our short-term versus long-term compensation balance. The compensation consultant used eight separate published survey sources (Executive Compensation Services, Top Management Report; Executive Compensation Services, Top Management Regression Analysis; Wm. M. Mercer Incorporated Executive Compensation Report; Wm. M. Mercer Incorporated Executive Compensation Regression Report; Wm. M. Mercer Incorporated Finance, Accounting & Legal Report; Wm. M. Mercer Incorporated Finance, Accounting & Legal Regression Report; National Executive Compensation Survey; and Conference Board, Total Executive Compensation Report), and the proxies of 15 companies in our or a related industry (Chattem, Inc.; The Hain Celestial Group, Inc; Hansen Natural Corporation; Inverness Medical Innovations, Inc; J&J Snack Foods Corp.; Lance, Inc.; Mannatech, Inc.; Martek Biosciences Corporation; Natrol, Inc.; Natural Alternatives International, Inc.; Nature’s Sunshine Products; NBTY, Inc.; Nutraceutical International Corporation; Perrigo Company; and USANA Health Sciences, Inc.). The compensation consultant noted that our fiscal 2006 base salaries were approximately at the median of the labor market, and our target annual cash compensation was at or above the third quartile.

The consultants recommended shifting compensation by reducing the annual cash bonus compensation target percentages and shifting such annual bonus compensation into a variable long-term incentive plan to achieve better balance in our incentive compensation system. In March 2006, upon review and consideration of the compensation consultant’s presentation and recommendations, the Compensation Committee approved a long-term incentive plan for certain management employees (including our named executive officers), granting performance-based restricted stock units based on a performance period from January 1, 2006 through May 31, 2008, and reduced the percentage of base salary used to determine the target annual bonus payable for our executive officers under our annual cash incentive program.

Involvement of our Chief Executive Officer. Mr. Wood, our Chief Executive Officer, annually reviews the performance of each named executive officer (other than the Chief Executive Officer, whose performance is reviewed by the Compensation Committee). The Compensation Committee considers the recommendations of Mr. Wood in determining base salaries, adjustments to base salaries, annual cash incentive program targets and awards, personal program objectives for the annual cash incentive program, and equity awards, if any, for executive officers. The Compensation Committee generally exercises its discretion in modifying any recommended adjustments or awards to executives.

Components of Compensation

Base Salary. Base salaries provide our executive officers with a degree of financial certainty and stability. A competitive base salary is necessary to the development and retention of capable management and is consistent with our long-term goals. Base salaries for executives are determined based upon the Compensation Committee’s evaluation of, among other factors, the responsibilities of the position held, the experience and tenure with the Company of the individual, the job performance of the individual, our general practice to target salary levels at competitive median levels, our overall financial results, and general economic conditions. In addition, Mr. Wood’s employment agreement contains a minimum salary level, which was $440,000 in Mr. Wood’s prior employment agreement originally entered into in June 2002 and which expired May 31, 2007 (the“2002 Employment Agreement”). In September 2007, we entered into a new employment and change in control agreement with Mr. Wood (the “2007 Employment and CIC Agreement”), which sets his minimum salary level at $495,000, an increase from his fiscal 2007 salary of $488,000 (annualized). Among the named executive officers, only Mr. Wood has a minimum salary set by his employment agreement. We make salary adjustments as of August 1 of each fiscal year.

The compensation consultant’s January 2006 report provided that our fiscal 2005 base salaries for our named executive officers were at the median of the labor market. Base salaries were not increased for executive officers for fiscal 2006, as the Compensation Committee was analyzing the overall compensation structure and amounts, including long-term compensation, for executive officers.

Annual base salaries were increased for the 2007 fiscal year as follows: 3.0% for Mr. Wood, 3.1% for Messrs. Baty and Elitharp, and 3.9% for Mr. Thomson. Such increases were approved by the Compensation Committee at its July 31, 2006 meeting and became effective August 1, 2006. In making its determinations, the Compensation Committee reviewed information regarding the salary increases as proposed by our Chief Executive Officer. The salary increases were based on a variety of factors, including (i) a review by the Compensation Committee and our Chief Executive Officer of the individual performance and job functions of the executives during fiscal 2006, (ii) the lack of salary increases for executives for fiscal 2006, (iii) “cost of living” adjustment and market movement in base salaries over the prior year; and (iv) individual comparison of salaries to the comparable positions at our peer group companies (as provided by Triad Consulting in January 2006). No formulaic base salary increases are provided to the named executive officers.

Mr. Wood’s 2007 Employment and CIC Agreement contains substantially the same terms and provisions as Mr. Wood’s 2002 Employment Agreement, and also incorporates the general terms and provisions of Mr. Wood’s prior change in control agreement (discussed below in “Potential Payments Upon Termination or Change in Control — Severance and Change in Control Agreements”). In addition, the 2007 Employment and CIC Agreement contains certain provisions relating to compliance with the provisions of Code Section 409A. In setting Mr. Wood’s minimum base salary level in his 2007 Employment and CIC Agreement, the Compensation Committee considered a variety of factors, including (i) a review by the Compensation Committee of Mr. Wood’s performance and job functions, and (ii) “cost of living” adjustment and market movement in base salaries over the prior year. The renewal of Mr. Wood’s employment agreement was also discussed by the Compensation Committee with the Board.

Annual Performance-Based Cash Bonuses. The management annual incentive program has been established to reward participants for their contributions to the achievement of Company, department and individual objectives. Approximately 92 employees participated in the bonus program for fiscal 2007. The aggregate amount of the bonuses awarded in any fiscal year is determined by reference to our financial performance and the assessment of progress in attaining business performance objectives and considerations.

Our performance against a pre-established financial performance target for the fiscal year determines the amount of aggregate bonus pool available for participants in the bonus program. The actual bonus amount a participant may receive is dependent on our financial performance and on individual performance against pre-established performance objectives. Each participant is assigned a “raw score” ranging from zero to 150% which, when multiplied by their potential target bonus amount, determines their actual bonus amount. For the named executive officers, our financial performance accounted for 80% of each executive’s raw score, while pre-established individual performance objectives accounted for 20% of the executive’s raw score. This percentage breakdown was set forth in Mr. Wood’s 2002 Employment Agreement (no percentage breakdown is set forth in his 2007 Employment and CIC Agreement). Among the named executive officers, only Mr. Wood’s employment agreement provides parameters for his annual bonus. Target bonuses for the named executive officers are expressed as a percentage of base salary, and for fiscal 2007 were: 80% for Mr. Wood, 60% for Messrs.

Baty and Elitharp; and 45% for Mr. Thomson. Mr. Wood’s 2002 Employment Agreement provided for target bonus percentage of 100% of his salary, which percentage was reduced to 80% with the consent of Mr. Wood in connection with our adoption of our long-term incentive plan and the grant of performance-based restricted stock units. Mr. Wood’s 2007 Employment and CIC Agreement sets his target bonus percentage at 70% of base salary. Actual bonus amounts are determined shortly after fiscal year end. Our Chief Executive Officer, and at times other members of senior management, presents the final calculation to the Compensation Committee. The Compensation Committee then reviews the bonus calculation, methodology and the previously approved annual incentive program targets and structure for the applicable fiscal year.

The Compensation Committee approved the fiscal 2007 management annual bonus plan following its review with the Chief Executive Officer of the proposed annual bonus structure for 2007, its review of information relating to annual incentive costs (historical and prospective), and its consideration of the reduction in executive target percentages as compared to prior fiscal years. For fiscal 2007, the Compensation Committee established the financial performance, representing 80% of the raw score, to be based on our performance against a pre-established target grid for “pre-bonus income from continuing operations before income taxes” (“IBT”). The general parameters of the grid were based upon recommendations made by Triad Consulting in connection with its review of executive compensation in fiscal 2006. Based on the IBT grid, the financial performance component of each participant’s raw score would be 100% if we attained target IBT of $23.4 million, 30% if we attained threshold IBT of $13.6 million and 150% if we attained a maximum IBT of $29.2 million. No bonus is payable, however, if the threshold IBT is not met. Similarly the individual performance component of each participant’s raw score would be 100% if the participant met individual pre-established objectives, up to 150% if the participant exceeded the individual objectives, and as low as 0% if the participant underachieved the objectives, in each case, as reviewed by the Compensation Committee for our named executive officers. A participant’s raw score under the financial measure and under their personal measure are weighted and then added to determine the actual percentage of target bonus payable. The IBT grid also determines the total funds placed in the pool for payout to all participants in the plan. For fiscal 2007, at target IBT, funds of $2.22 million would be placed in the pool, at threshold IBT, funds of $0.66 million would be placed in the pool, and at maximum IBT, funds of $3.32 million would be placed in the pool. For fiscal 2007, approximately $2.18 million was placed in the bonus pool, based on pre-bonus IBT of approximately $23.0 million (or a financial performance score of 98.2% of target). After adjustment for individual performance against pre-established performance objectives (the named executive officers earned an average of approximately 89% of their performance objectives), approximately $2.42 million was paid out in bonuses.

The bonus program for fiscal 2008 is similarly based on the Company’s performance of pre-bonus IBT against pre-established target levels, except that the individual participant’s bonus determination will not include a personal objective component and will be based 100% on the Company’s financial performance.

Equity Awards and Performance-Based Long-Term Awards. Our equity incentive plans have been established to provide employees with an opportunity to share, along with stockholders, in the long-term performance of the Company. Stock options, restricted stock and performance-based restricted stock units are intended to help motivate and retain key employees. These awards also more closely align the employees’ interests with those of our stockholders, and focus management on building profitability and long-term stockholder value. The exercise price of our stock options is set at a price equal to the fair market value of the Class A common stock on the date of grant. The options therefore do not have any value to the employee unless the market price of the Class A common stock rises. Due in large part to the introduction of the long-term incentive program in fiscal 2006, as discussed below, the Compensation Committee did not grant any options to executives during fiscal 2006 or 2007. We believe that performance-based restricted stock units serve as a more effective incentive tool for senior management than options as the units vest based solely on our strategic performance, preserve an equity ownership feature, and act as a retention device throughout the performance period. The Compensation Committee continues to use options as an incentive and retention tool for certain non-senior management employees.

On March 20, 2006, we granted a total of 1,437,200 performance-based restricted stock units (the “Units”) to certain management employees, including our four named executive officers. Each Unit represents the right to receive one share of our Class A common stock, subject to certain performance-based vesting requirements. To achieve the proper balance between annual and long-term incentives (and taking into consideration the reductions in annual bonus target percentages), the number of Units granted was based on a median-competitive multiple of base salary for long-term incentives, with a multiple of 1.5 times for Mr. Wood, a multiple of 1.00 times for Messrs. Baty and Elitharp, and a multiple of 0.70 times for Mr. Thomson. These median-competitive multiples of base salary determined the amount of Units that would vest at target performance, or approximately 70% of the Units granted, with the full grant amount increased from target by a factor of 1.43 (1 divided by 0.70) to allow for upside opportunity and increased incentives.

We believe that business value creation, rather than stock price alone, is an appropriate measure of long-term performance for us, particularly in a closely held context such as our Company. Under our long-term incentive program, the Units will vest, if at all, at the end of the performance period based on our Business Value Created or “BVC” over the performance period that commenced on January 1, 2006 and ends on May 31, 2008. BVC employs a formula comprised of two components, targeted operating earnings and targeted return on net capital. Under the formula, BVC equals our cumulative change in operating earnings (prior to any expense related to these Units) over the performance period (beginning with a $0 base period operating earnings amount) multiplied by four, and adjusted up or down by the cumulative change in our return on net capital (excluding any change in net cash position) over the performance period (beginning with a base period net capital of $46,329,000). In connection with our payment of a special cash dividend of $1.50 per share on August 13, 2007 (the “Special Cash Dividend”), and in order to preserve the economic benefit of the outstanding Units, the Compensation Committee amended the BVC formula to provide that the determination of operating earnings shall exclude any accounting charges resulting from payment of the Special Cash Dividend and the special dividend equivalent rights discussed below.

If our actual BVC performance as of May 31, 2008 is equal to the BVC minimum threshold of $12,600,000, 10% of the Units will vest; if our actual BVC performance is equal to the BVC target threshold of $70,800,000, 70% of the Units will vest; if our actual BVC performance is equal to or exceeds the maximum threshold of $82,000,000, 100% of the Units will vest; with pro-rata vesting between such thresholds in accordance with a pre-established performance vesting grid. Vesting of the Units is also subject to the executive’s continued employment with us through the end of the performance period, unless the executive’s employment is terminated by us without cause or by the executive for good reason, in the event of the executive’s death or disability, or in the event of a change in control, as more fully described under “Potential Payments Upon Termination or Change in Control.”  Units that do not vest are forfeited.

Special Cash Dividend in Fiscal 2008. In order to preserve the value of our outstanding options, we granted special dividend equivalent rights to each of our employees and non-employee directors holding outstanding stock options, with each dividend equivalent right representing the right to receive in cash an amount equal to the Special Cash Dividend for each share of Class A common stock underlying each outstanding stock option held on the dividend record date of July 31, 2007. With respect to stock options vested on the dividend record date, the special dividend equivalent right was paid on the dividend payment date of August 13, 2007. With respect to stock options outstanding as of the dividend record date that subsequently vest, the special dividend equivalent right will be paid on the first day of the next fiscal quarter following the date of vesting of the stock options.

Additionally, we clarified that the dividend equivalents previously granted in connection with the outstanding performance-based Units held by senior management and the restricted stock units held by our non-employee directors shall include and be payable with respect to the Special Cash Dividend, to the extent such units ultimately vest. The effect of the dividend equivalent rights and the dividend equivalents is to provide each holder of outstanding stock options or restricted stock units with the same economic value immediately after the time our Class A common stock began trading ex-dividend as such holder had immediately prior to such time.

Perquisites and Other Benefits. We offer medical, dental, vision, disability and life insurance plans, in which executives participate on the same basis as all other employees. We also provide matching contributions under our 401(k) Plan, for which executives also participate on the same basis as all other employees. Under our 401(k) Plan, we contribute 50% of an employee’s contributions up to six percent of the employee’s wages, subject to certain federal law maximum amounts. The employer matching contributions vest 20% per year of service. We also provide car allowances to certain management employees, including our named executive officers.

Severance and Change in Control Agreements. We have entered into employment-related agreements with each of our named executive officers that generally provide for severance and/or other benefits upon (i) a change in control, (ii) a termination of employment without cause or for good reason during the period beginning 90 days prior to and concluding 12 months following a change in control, or (iii) a termination of employment without cause or for good reason. These agreements have been in place for several years and have been subsequently renewed, with the last renewals occurring in September 2007. These agreements are designed to retain our executive officers, provide continuity of management in the event of an actual or threatened change in control, and ensure that our executive officers’ compensation and benefits expectations would be satisfied in such event. A description of the material terms of these agreements can be found under “Potential Payments Upon Termination or Change in Control —  Severance and Change in Control Agreements.”

Tax Considerations. Code Section 162(m) limits a public company’s federal income tax deduction for compensation paid in excess of $1,000,000 to any of its five most highly compensated executive officers. However, certain “performance-based” compensation, including awards of stock options, is excluded from the $1,000,000 limit if specific requirements are met. When granted, the Units issued in fiscal 2006 pursuant to the long-term performance-based incentive plan were intended to qualify as “performance-based” compensation under Code Section 162(m). However, the amendment to our BVC formula in connection with the payment of our Special Cash Dividend in August 2007 likely will result in the Units no longer qualifying as “performance-based” compensation under Code Section 162(m). Our options are also intended to qualify as “performance-based” compensation under Code Section 162(m).

While the tax impact of any compensation arrangement is one factor that is considered by the Compensation Committee, such impact is evaluated in light of the compensation policies discussed above. The Compensation Committee’s compensation determinations have generally been designed to maximize the Company’s federal income tax deduction for possible application in future years. However, from time to time compensation may be awarded that is not deductible or fully deductible if it is determined that such award is consistent with the overall design of the compensation program and in the best interests of the Company and its stockholders.

Summary Compensation Table

The following table sets forth summary information concerning the compensation awarded, paid to, or earned by each of our named executive officers for all services rendered in all capacities to us for the fiscal year ended May 31, 2007.
Name and Principal Position	Year	Salary(1)	Stock Awards(2)	Option Awards(3)	Non-Equity Incentive Plan Compensation(4)	All Other Compensation(5)	Total
Bruce J. Wood Chief Executive Officer, President and Director	2007	$485,000	$1,031,673	$9,758	$333,636	$18,240	$1,878,307
Joseph W. Baty Executive Vice President and Chief Financial Officer	2007	$262,667	$494,099	$8,587	$160,871	$15,840	$942,064
Thomas H. Elitharp Executive Vice President-Operations and Support Services	2007	$228,833	$432,720	$8,587	$137,420	$15,840	$823,400
Daniel A. Thomson Executive Vice President – Business Development, General Counsel and Corporate Secretary	2007	$211,667	$297,237	$8,587	$94,470	$14,400	$626,361

(1)	Includes any amount of salary deferred under our 401(k) Plan otherwise payable in cash during the year. We make annual salary adjustments as of August 1 of each fiscal year.

(2)
The amounts shown include the compensation cost recognized by us in fiscal 2007 related to the shares of restricted stock issued on August 16, 2002 to Messrs. Wood, Baty, Elitharp, and Thomson, as described in Financial Accounting Standards No. 123R. For a discussion of valuation assumptions, see Note 11, “Stock-Based Compensation Plans,” of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended May 31, 2007; except that for purposes of the amounts shown, no forfeitures were assumed to take place. These restricted shares of our Class A common stock were issued under our 1997 Plan and vest in five equal annual installments commencing on the first anniversary of the grant date, subject to continued service with us. No other shares of service-vested restricted stock have been granted to our named executive officers during fiscal 2007 or during prior fiscal years for which compensation expense would be recognized during fiscal 2007. Shares of unvested restricted stock earn dividends paid on our Class A common stock.

Amounts also include the compensation cost recognized by us in fiscal 2007 related to the performance-based restricted stock units that were granted on March 20, 2006 to certain officers and employees, including 417,800 Units to Mr. Wood, 191,900 Units to Mr. Baty, 167,400 Units to Mr. Elitharp, and 114,200 Units to Mr. Thomson, as described in Financial Accounting Standards No. 123R. The grant date fair value of each Unit was $5.11. The Units will vest, if at all, based on our performance in relation to certain specified pre-established performance criteria targets over a performance period beginning on January 1, 2006 and expiring on May 31, 2008. The performance criteria upon which the Units may vest is based upon a Business Value Created or “BVC” formula, which is comprised of two performance criteria components: operating earnings and return on net capital. We recognize compensation expense over the performance period based on a periodic assessment of the probability that the performance criteria will be achieved. The amounts shown assume 100% vesting of the respective Units. Our vesting probability assessment is based on an analysis of the key components impacting operating earnings and balance sheet account balances, updated on a quarterly basis. For purposes of the amounts shown, no forfeitures were assumed to take place. See “Compensation Discussion and Analysis—Equity Awards and Performance-Based Long-Term Awards” and the “Outstanding Equity Awards at Fiscal Year End” table for additional information.

(3)
The amounts shown are the compensation cost recognized by us in fiscal 2007 related to 25,000, 22,000, 22,000 and 22,000 stock options granted on December 8, 2003 to Messrs. Wood, Baty, Elitharp, and Thomson, respectively, as described in Financial Accounting Standards No. 123R. For a discussion of valuation assumptions, see Note 11, “Stock-Based Compensation Plans,” of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended May 31, 2007; except that for purposes of the amounts shown, no forfeitures were assumed to take place. The options were issued under our 1997 Plan, and have an exercise price ($4.82) equal to the closing price of our Class A common stock on the NYSE on the day preceding the date of grant. The stock options vest in equal annual installments over a three-year period on each anniversary of the grant date, subject to continued service with us, and have an eight-year term. No other stock options were granted to the named executive officers in fiscal 2007 or during prior fiscal years for which compensation expense would be recognized during fiscal 2007.

(4)
The amounts shown represent the annual bonus performance awards earned under our annual management incentive cash bonus program for services rendered during fiscal 2007. Bonus determinations for fiscal 2007 were based 80% on the Company’s performance against target IBT and 20% on personal performance against pre-established individual performance objectives. Actual bonus amounts are a percentage of target bonus opportunity based on performance under these measures after giving effect to weighting. Target bonus is a percentage of base salary, which varies based on position. For fiscal 2007, the financial performance against target IBT was approximately 98.2% (based on a pre-bonus IBT of approximately $23.0 million) and the named executive officers earned an average of approximately 89% of their individual performance objectives). See “Compensation Discussion and Analysis—Annual Performance-Based Cash Bonuses” and the “Grants of Plan-Based Awards” table for additional information on the annual management incentive bonus program.

(5)	The amounts shown include our incremental cost for the provision to each of the named executive officers of car allowances and matching contributions made under our 401(k) Plan as follows:

Named Executive Officer	Year	401(k) Plan Company Contributions	Car Allowance
Bruce J. Wood	2007	$6,600	$11,640
Joseph W. Baty	2007	$6,600	$9,240
Thomas H. Elitharp	2007	$6,600	$9,240
Daniel A. Thomson	2007	$6,600	$7,800

Grants of Plan-Based Awards

The following table sets forth summary information regarding all grants of plan-based awards made to our named executive officers for the fiscal year ended May 31, 2007:

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)
Name	Grant Date	Threshold	Target	Maximum
Bruce J. Wood	July 31, 2006	$117,120	$390,400	$585,600
Joseph W. Baty	July 31, 2006	$47,520	$158,400	$237,600
Thomas H. Elitharp	July 31, 2006	$41,400	$138,000	$207,000
Daniel A. Thomson	July 31, 2006	$28,755	$95,850	$143,775

(1)
The amounts shown represent the possible payout values of annual bonus performance awards under our annual management incentive cash bonus program for fiscal 2007. The actual bonus amount a participant may receive is dependent on our financial performance and individual performance against pre-established performance objectives. Each participant is assigned a “raw score” ranging from zero to 150% which, when multiplied by his potential target bonus amount, determined his actual bonus amount. For the named executive officers, our financial performance of pre-bonus IBT accounted for 80% of each executive’s raw score, while pre-established individual performance objectives accounted for 20% of the executive’s raw score. Target bonuses for the named executive officers are expressed as a percentage of base salary. The “threshold” amounts shown assume that each executive’s raw score was 30% based solely on achievement of the threshold IBT. The “target” amounts shown assume that each participant’s raw score was 100%, based on achievement of target IBT and a score of 100% with respect to their pre-established individual objectives. The “maximum” amounts shown assume that each executive’s raw score was 150%, based on achievement of the maximum IBT and a score of 150% with respect to their pre-established individual objectives. See “Compensation Discussion and Analysis—Annual Performance-Based Cash Bonuses” for additional information on the annual management incentive bonus program. See the “Summary Compensation Table” for the actual payouts made under this program for fiscal 2007.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth summary information regarding the outstanding equity awards held by our named executive officers at May 31, 2007.

	Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested		Market Value of Shares or Units of Stock that Have Not Vested (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested(1)
Bruce J. Wood	25,000	0	$4.82	12/07/2011	14,600	(3)	$101,616	417,800	$2,907,888
	450,000	0	$1.59	4/10/2011
	75,000	0	$3.00	1/25/2009
Joseph W. Baty	22,000	0	$4.82	12/07/2011	19,200	(3)	$133,632	191,900	$1,335,624
	78,750	0	$1.59	4/10/2011
	60,000	0	$3.00	1/25/2009
	30,000	0	$3.00	1/25/2009
Thomas H. Elitharp	22,000	0	$4.82	12/07/2011	17,800	(3)	$123,888	167,400	$1,165,104
	37,500	0	$1.59	4/10/2011
	60,000	0	$3.00	1/25/2009
	10,000	0	$3.00	1/25/2009
Daniel A. Thomson	22,000	0	$4.82	12/07/2011	13,400	(3)	$93,264	114,200	$794,832
	41,250	0	$1.59	4/10/2011
	50,000	0	$3.00	1/25/2009

(1)
Represents the closing price of a share of our Class A common stock on May 31, 2007 ($6.96) multiplied by the number of shares of restricted stock or performance-based restricted stock units, as applicable, that have not vested.

(2)
On March 20, 2006, we granted a total of approximately 1.4 million performance-based restricted stock units to certain employees, including to each of the named executive officers. Each Unit represents the right to receive one share of our Class A common stock, subject to certain performance-based vesting requirements. The Units will vest, if at all, based on our performance in relation to a Business Value Created formula, which is comprised of two components, operating earnings and return on net capital, measured over the performance period beginning on January 1, 2006 and ending on May 31, 2008. Vesting of the Units is also subject to the executive’s continued employment with us through the end of the performance period, unless the executive’s employment is terminated by us without cause or by the executive for good reason, in the event of the executive’s death or disability, or in the event of a change in control, as more fully described under “Potential Payments Upon Termination or Change in Control.”  Units that do not vest are forfeited. See “Compensation Discussion and Analysis—Equity Awards and Performance-Based Long-Term Awards” for additional information.

(3)
Represents unvested shares of restricted stock that were granted on August 16, 2002 and vest in five equal annual installments commencing on the first anniversary of the grant date, in each case subject to continued service with us. Thus, all of the shares listed vested on August 16, 2007.

Option Exercises and Stock Vested

The following table summarizes the option exercises and stock award vesting for each of our named executive officers for the fiscal year ended May 31, 2007.

	Option Awards		Stock Awards
Name	Number of Securities Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
Bruce J. Wood	0	$0	14,600	$105,850
Joseph W. Baty	0	$0	19,200	$139,200
Thomas H. Elitharp	0	$0	17,800	$129,050
Daniel A. Thomson	0	$0	13,400	$97,150

(1)	Represents the closing price of a share of our Class A common stock on the date of vesting multiplied by the number of shares that vested.

Potential Payments Upon Termination or Change in Control

Severance and Change in Control Agreements

Mr. Wood. We currently have an employment and change in control agreement with Mr. Wood that was entered into in September 2007. Mr. Wood’s 2007 Employment and CIC Agreement combines and replaces the terms and provisions of his 2002 Employment Agreement and a separate supplemental change in control agreement that was last entered into in January 2006 (the “2006 CIC Agreement”). The terms and provisions of the Mr. Wood’s 2007 Employment and CIC Agreement are substantially similar to the terms and conditions of the two prior agreements. In addition, the 2007 Employment and CIC Agreement contains certain provisions relating to compliance with the provisions of Code Section 409A. The current term of the 2007 Employment and CIC Agreement is through May 31, 2008, with automatic one year term renewals for up to three successive years unless either we or Mr. Wood gives written notice of non-extension to the other party no later than three months prior to the end of the otherwise applicable term.
Pursuant to his 2007 Employment and CIC Agreement, in the event Mr. Wood terminates his employment for “good reason” or we terminate his employment without “cause” (each as defined below), or we provide notice of non-renewal of one of the automatic one year term renewals, he is entitled to a severance payment in an amount equal to his annual base salary, plus an amount equal to the greater of his base salary or his annual bonus for the prior year. In addition, upon such termination, or upon the death or disability of Mr. Wood, any equity awards (such as options and restricted stock, but the excluding performance-based restricted stock units issued in fiscal 2006, which will be governed by the provisions of the related restricted stock unit agreement, described below), that vest on the next following anniversary of the date of grant will immediately become vested upon such termination or death or disability. If Mr. Wood terminates his employment for good reason or we terminate his employment without cause, he has agreed not to be employed by certain of our competitors within the territorial United States for a period of six months. If his employment is terminated for any other reason, the non-competition restriction will last for one year. The severance provisions described above are the same in both the 2007 Employment and CIC Agreement and the 2002 Employment Agreement.

Mr. Wood’s 2007 Employment and CIC Agreement also provides that if Mr. Wood’s employment is terminated by him for good reason or we terminate his employment without cause during the period beginning 90 days prior to and concluding 12 months subsequent to the consummation of a change in control (as defined below), he will be entitled to receive:

•
an amount equal to his base salary (this is the same metric used for the 2002 Employment Agreement), payable in 24 equal semi-monthly installments beginning on the month following any severance payments made to Mr. Wood pursuant to his severance provisions described above  (or such other period as required to comply with the provisions of Code Section 409A);

•	continuation of certain medical and insurance coverage benefits for a period of 12 months from the date of termination; and

•	tax gross-up payments to the extent he would be subject to the excise tax imposed under Section 280G of the Code.

For these purposes, “cause” as it relates to termination of employment by us, is generally defined as (a) gross or willful misconduct; (b) conviction of fraud or felony; (c) failure to follow substantive written directions or resolutions of the Board; (d) violation of any rules or regulation of a governmental or regulatory body which is materially injurious to our financial condition; (e) drug or alcohol abuse; or (f) material breach of the employment agreement; and “good reason” as it relates to a termination of employment by Mr. Wood, is generally defined as (i) our material breach of the employment agreement; or (ii) if a change in control occurs and Mr. Wood does not become the chief executive officer of the principal operating business of the surviving entity.

A “change in control” is generally defined to include each of the following: (a) a transaction or series of transactions where a person or group directly or indirectly acquires beneficial ownership of our securities possessing more than 50% of the total combined voting power of our securities outstanding immediately after such acquisition; (b) during any period of two consecutive years, individuals who at the beginning of such period constitute our Board (together with any new directors whose election by our Board or nomination for election by our stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two year period or whose election or nomination for election was previously so approved) cease to constitute a majority thereof; (c) the consummation by us of a merger, reorganization or other business combination or disposition of all or substantially all of our assets or the acquisition of assets or stock of another entity, in each case other than a transaction (i) which results in our outstanding securities immediately prior to the transaction continuing to represent at least a majority of the combined voting power of the successor entity’s voting securities immediately after the transaction; and (ii) after which no person or group beneficially owns securities representing 50% or more of the combined voting power of the successor entity; or (d) our stockholders approve a liquidation or dissolution of us.

Other Named Executive Officers. In January 2006, we entered into certain agreements with Messrs. Baty, Elitharp, and Thomson that continued through September 30, 2008. In September 2007, as a result of a review of these agreements for compliance with the provisions of Code Section 409A, we entered into new agreements with each of Messrs. Baty, Elitharp, and Thomson on substantially similar terms as the prior agreements. The term of the new agreements continue through September 30, 2010. These agreements provide that if the executive terminates his employment for “good reason” or we terminate his employment without “cause” (each as defined below), he will be entitled to a severance payment equal to 100% of:

•	his annual base salary; and

•
the greater of (a) his prior year’s bonus, (b) the average of his annual bonuses for the past three years, or (c) 30% of his annual base salary (increased to 50% if the termination occurs in connection with certain change in control events).

The severance payment percentage will change from 100% to 150% if such termination occurs in connection with certain change in control events. These percentages are the same in both the old and new agreements, except that the severance payment percentage in connection with a change in control event was increased from 125% to 150% for Mr. Thomson.

These agreements also provide for: (a) full acceleration of vesting of equity awards upon the occurrence of a change in control event (other than the performance-based restricted stock units issued in fiscal 2006, which will be governed by the provisions of the related restricted stock unit agreements); (b) continuation of certain medical and other insurance coverage benefits for a period of 12 months from the date of termination (increased to 18 months if the termination occurs in connection with certain change in control events); and (c) tax gross-up payments to the extent the executive would be subject to the excise tax imposed under Section 280G of the Code.

Under these agreements, “cause” is generally defined as executive’s (a) gross, fraudulent or willful misconduct; (b) failure to follow directives of the board or superior employee; (c) willful and knowing violation of any rules or regulation of a governmental or regulatory body which is materially injurious to our financial condition; (d) conviction of or plea of guilty or nolo contendere to felony or fraud; (e) drug or alcohol abuse; or (f) material breach of the employment agreement; and “good reason” is generally defined as (a) material diminution of the executive’s job titles, responsibilities, perquisites or compensation; or (b) an involuntary relocation of executive’s principal place of business to a location more than 50 miles from executive’s current principal place of business. A “change in control” is defined the same as set forth in Mr. Wood’s 2007 Employment and CIC Agreement as described above.

Performance-Based Restricted Stock Unit Agreements

Under our performance-based restricted stock unit agreements, vesting of the Units is also subject to the executive’s continued employment with us through the end of the performance period, unless the executive’s employment is terminated by us without cause or by the executive for good reason or in the event of the executive’s death or disability. In these cases, the Units will vest, if at all, on the last business day of the performance period in a pro-rata amount based on the actual number of months the executive was employed during the performance period and the number of Units that would otherwise become vested in accordance with the BVC vesting schedule. In addition, in the event of a Change in Control (as defined in the 2004 Plan), vesting of the Units shall be accelerated as to (i) 70% of the Units for a Change in Control that occurs on or before May 31, 2007, and the remaining Units (30%) shall be automatically forfeited and terminated; or (ii) 100% of the Units for a Change in Control that occurs during the period commencing on June 1, 2007 and ending on May 31, 2008. Units that do not vest are forfeited without consideration. See “Compensation Discussion and Analysis—Equity Awards and Performance-Based Long-Term Awards” and the “Outstanding Equity Awards at Fiscal Year End” table above for additional information regarding these Units.

In accordance with the requirements of the rules of the SEC, the following table presents our reasonable estimate of the benefits payable to the named executive officers under our employment-related agreements, the restricted stock agreements, and the restricted stock unit agreements, assuming that (1) a change in control occurred on May 31, 2007, the last business day of fiscal 2007, (2) a change in control and qualifying termination of employment occurred on May 31, 2007, and (3) a without cause/good reason termination of employment (not within the change in control protective period) occurred on May 31, 2007. Excluded are benefits provided to all employees, such as accrued vacation, and benefits provided by third parties under our life and other insurance policies. While we have made reasonable assumptions regarding the amounts payable, there can be no assurance that in the event of a termination or change in control, the named executive officers will receive the amounts reflected below.

Name	Trigger	Cash Severance(1)		Value of Option Acceleration	Value of Restricted Stock Acceleration(2)	Value of Restricted Stock Units(3)		280G Tax Gross-up(4)	Total Value(5)
Bruce J. Wood	Change in Control	n/a		n/a	$101,616	$2,035,522		n/a	$2,137,138
	Change in Control Termination	$1,476,756	(6)	n/a	101,616	2,035,522		$1,027,056	4,639,331
	Without Cause/Good Reason Termination	988,756	(6)	n/a	101,616	1,704,624	(7)	n/a	2,794,996

Joseph W. Baty	Change in Control	n/a		n/a	$133,632	$934,937		n/a	$1,068,569
	Change in Control Termination	$679,658	(6)	n/a	133,632	934,937		n/a	1,748,227
	Without Cause/Good Reason Termination	453,105	(6)	n/a	133,632	782,952	(7)	n/a	1,369,689

Thomas H. Elitharp	Change in Control	n/a		n/a	$123,888	$815,573		n/a	$939,461
	Change in Control Termination	$574,952	(6)	n/a	123,888	815,573		n/a	1,514,413
	Without Cause/Good Reason Termination	383,301	(6)	n/a	123,888	682,992	(7)	n/a	1,190,181

Daniel A. Thomson	Change in Control	n/a		n/a	$93,264	$556,382		n/a	$649,646
	Change in Control Termination	$414,621	(6)	n/a	93,264	556,382		n/a	1,067,125
	Without Cause/Good Reason Termination	331,697	(6)	n/a	93,264	465,936	(7)	n/a	890,897

(1)
For Mr. Wood, represents severance payments equal to Mr. Wood’s annual base salary, plus an amount equal to his base salary for the prior year in the case of a Without Cause/Good Reason Termination, plus, in the case of a Change in Control Termination, an additional amount equal to his base salary.

For the other named executive officers, represents severance payments in an amount equal to 100% of (a) the executive’s annual base salary, and (b) the average of the executive’s annual bonuses for the past three years in the case of a Without Cause/Good Reason Termination. In the case of a Change in Control Termination, the severance payments are the same except that the percentage is increased from 100% to 150% for Messrs. Baty and Elitharp and 125% for Mr. Thomson.

(2)
For each of the named executive officers, represents (a) the aggregate value of the acceleration of the vesting of all of each executive’s unvested restricted stock in the case of a Change In Control (pursuant to the terms of the restricted stock agreements and employment-related agreements for Messrs. Baty, Elitharp, and Thomson), and (b) the aggregate value of the acceleration of vesting of the executive’s unvested restricted stock that would have become vested on the next following anniversary of the date of grant (pursuant to the terms of the restricted stock agreements and employment-related agreements) in the case of a Change in Control Termination and Without Cause/Good Reason Termination, in each case based on the closing price of our Class A common stock ($6.96) on the NYSE on May 31, 2007.

(3)
In the case of a Change in Control, represents the aggregate value of the accelerated vesting of 70% of the executive’s Units upon a Change In Control, based on the closing price of our Class A common stock ($6.96) on the NYSE on May 31, 2007. In the case of a Change in Control Termination and Without Cause/Good Reason Termination, represents the aggregate value of the executive’s Units, based on completion of 17 months of the 29 month performance period. The amounts shown assume 100% vesting of the respective Units. Our vesting probability assessment is based on an analysis of the key components impacting operating earnings and balance sheet account balances. See “Compensation Discussion and Analysis—Equity Awards and Performance-Based Long-Term Awards,” the “Summary Compensation Table,” and the “Outstanding Equity Awards at Fiscal Year End” table for additional information.

(4)
Represents an additional amount sufficient to offset the impact of any “excess parachute payment” excise tax and income tax payable by the executive pursuant to the provisions of the Code (assuming a Federal tax rate of 35%) or any comparable provision of state law (assuming no state taxes). For ease of presentation, no value has at this time been ascribed to the non-competition provisions.

(5)
Excludes the value to the executive of the continued right to indemnification by us. Executives will be indemnified by us and will receive continued coverage under our directors’ and officers’ liability insurance (if applicable).

(6)
Includes $12,756, $16,472, $12,090 and $14,290 for Messrs. Wood, Baty, Elitharp, and Thomson, respectively, in the case of a Change in Control Termination, which represents the continuation of certain medical and other insurance coverage benefits for a period of 12, 18, 18, and 15 months, respectively, from the date of termination. Includes $12,756, $10,981, $8,060 and $11,432 for Messrs. Wood, Baty, Elitharp, and Thomson, respectively, in the case of a Without Cause/Good Reason Termination, which represents the continuation of certain medical and other insurance coverage benefits for a period of 12 months from the date of termination for each of the executives.

(7)	These benefits are also payable in the event of death or disability of the executive.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management, and based on the review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in our fiscal 2007 Annual Report on Form 10-K and in this proxy statement for our 2007 Annual Meeting of Stockholders.

Members of the Compensation Committee of the Board of Directors
Brian P. McDermott, Chairman
Ronald L. Corey
H.F. Powell

The preceding “Compensation Committee Report” will not be deemed to be soliciting material or to be filed with the SEC under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act or incorporated by reference in any documents so filed, except to the extent that we specifically incorporate the same by reference.

STOCK OWNERSHIP OF BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

The following table sets forth information that has been provided to us regarding the beneficial ownership of our Class A common stock and Class B common stock as of the Record Date for (i) each person or entity who is known to us to beneficially own more than 5% of the outstanding shares of our Class A common stock or Class B common stock; (ii) each person who is a director of the Company and each nominee; (iii) each of the executive officers named in the Summary Compensation Table in this proxy statement; and (iv) all current directors and executive officers as a group.

Except as noted, the person or entity listed has sole voting and investment power with respect to the shares shown in this table.

	Shares Beneficially Owned(1)				Percent of Total Voting Power
	Number of Shares		Percent
Name of Beneficial Owner	Class A(2)	Class B	Class A(3)	Class B
Directors and Named Executive Officers:
Eric Weider(4)	182,171	0	1.6%	0%	*
Bruce J. Wood	623,000	0	5.1	0	*
Ronald L. Corey	125,860	0	1.1	0	*
Roger H. Kimmel(4)	169,333	0	1.4	0	*
George F. Lengvari(4) (5)	0	0	0.0	0	0%
Brian P. McDermott	104,669	0	*	0	*
H. F. Powell	138,333	0	1.2	0	*
Joseph W. Baty	262,245	0	2.2	0	*
Thomas H. Elitharp	195,440	0	1.7	0	*
Daniel A. Thomson	163,640	0	1.4	0	*
Directors and executive officers as a group (10 persons)(4) (5)	1,955,856	0	14.9	0	*
Other Principal Stockholders:
Weider Health and Fitness(5) 21100 Erwin Street Woodland Hills, CA 91367	0	14,973,148	0.0%	100%	92.8%
GAMCO INVESTORS Inc.(6) One Corporate Center Rye, NY 10580-1422	2,581,260	0	22.1	0	1.6

*     Represents less than 1%.

(1)
Based on 11,657,970 shares of Class A common stock and 14,973,148 shares of Class B common stock outstanding on the Record Date. Except for information based on Schedules 13D or 13G, as indicated in the footnotes hereto, beneficial ownership is stated as of the Record Date and includes shares underlying options exercisable within 60 days of that date held by each person, as if such shares were outstanding on that date.

(2)
Includes 550,000, 92,333, 152,333, 95,333, 118,333, 190,750, 129,500, 113,250, and 14,421,333 shares of Class A common stock which may be purchased upon the exercise of stock options that are currently vested or vest within 60 days of the Record Date and are held by Messrs. Wood, Corey, Kimmel, McDermott, Powell, Baty, Elitharp, Thomson, and all current directors and executive officers as a group, respectively. Also includes 8,836 unvested shares of restricted stock granted on June 9, 2007 to Mr. McDermott. These shares of restricted stock are subject to certain vesting and forfeiture requirements.

(3)	Does not give effect to the conversion of Class B common stock.

(4)
Does not include 14,973,148 shares of Class B common stock held by Weider Health and Fitness. Mr. Weider is the President and Chief Executive Officer and a director of Weider Health and Fitness; Mr. Lengvari and Mr. Kimmel are directors of Weider Health and Fitness. Messrs. Weider, Lengvari, and Kimmel disclaim beneficial ownership of such shares. Does not include 410,997 shares of Class A common stock held by Bayonne Settlement, a trust organized under the laws of Jersey (U.K.), of which family members of George F. Lengvari are included among the beneficiaries. Bayonne Settlement is administered by an independent trustee and Mr. Lengvari has neither the power to dispose of nor to vote the shares. Mr. Lengvari disclaims beneficial ownership of such shares.

(5)	Based on Schedule 13G/A filed on February 14, 2002 by Weider Health and Fitness.

(6)
Based on Schedule 13D/A filed on June 21, 2007 by GAMCO Investors Inc., formerly known as Gabelli Asset Management Inc. (“GAMCO Investors”), and Mario J. Gabelli and various entities which he directly or indirectly controls or for which he acts as chief investment officer. Gabelli Funds, LLC (“Gabelli Funds”), GAMCO Asset Management, Inc. (“GAMCO Asset”), Gabelli Advisers, Inc. (“Gabelli Advisers”) and MJG Associates, Inc. (“MJG”) own 764,100, 1,637,960, 175,000, and 4,200 shares of Class A common stock, respectively. Due to their affiliations, Mario Gabelli and GAMCO Investors are deemed to have beneficial ownership of the shares owned beneficially by Gabelli Funds, GAMCO Asset, Gabelli Advisers, and MJG. Subject to certain limitations, each of Gabelli Funds, GAMCO, Gabelli Advisers, and MJG has sole disposition and voting power over the shares of Class A common stock held by it, except that GAMCO Asset does not have sole voting power over 25,900 of its shares. Subject to certain limitations, a Proxy Voting Committee has indirect voting power over the shares held by Gabelli Funds.

EQUITY COMPENSATION PLAN INFORMATION

The following table presents information about our Class A common stock that may be issued as of May 31, 2007 upon the exercise of options, warrants, and rights under our existing equity compensation plans:
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	3,280,611(1)	$2.77(1)	694,878
Equity compensation plans not approved by security holders	—	—	—
Total	3,280,611	$2.77	694,878

(1)
The number of securities to be issued upon exercise of outstanding options, warrants, and rights includes 1,453,960 shares of performance-based restricted stock units, which are excluded in determining the weighted-average exercise price of outstanding options, warrants and rights.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is comprised of independent directors as required by the listing standards of the New York Stock Exchange and Securities and Exchange Commission rules. The current members of the Audit Committee are Messrs. Powell, Corey, and McDermott. The Audit Committee operates pursuant to a written charter adopted by the Board of Directors.

The role of the Audit Committee is to oversee the Company’s financial reporting process on behalf of the Board of Directors. Management of the Company has the primary responsibility for the Company’s financial statements as well as the Company’s financial reporting process and principles, internal controls, and disclosure controls. The independent auditors are responsible for performing an audit of the Company’s financial statements and expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles.

In this context, the Audit Committee has reviewed and discussed the audited financial statements of the Company as of and for the fiscal year ended May 31, 2007, with management and the independent auditors. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as currently in effect. In addition, the Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect, and it has discussed with the auditors their independence from the Company. The Audit Committee has also considered whether the independent auditor’s provision of non-audit services to the Company is compatible with maintaining the auditor’s independence.

The members of the Audit Committee are not engaged in the accounting or auditing profession and, consequently, are not experts in matters involving auditing or accounting. In the performance of their oversight function, the members of the Audit Committee necessarily relied upon the information, opinions, reports, and statements presented to them by management of the Company and by the independent auditors. As a result, the Audit Committee’s oversight and the review and discussions referred to above do not assure that management has maintained adequate financial reporting processes, principles, and internal controls, that the Company’s financial statements are accurate, that the audit of such financial statements has been conducted in accordance with generally accepted auditing standards, or that the Company’s auditors meet the applicable standards for auditor independence.

Based on the reports and discussions above, the Audit Committee recommends to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2007.

Members of the Audit Committee of the Board of Directors
H. F. Powell, Chairman
Ronald L. Corey
Brian P. McDermott

The preceding “Audit Committee Report” will not be deemed to be soliciting material or to be filed with the SEC under the Securities Act or the Exchange Act or incorporated by reference in any documents so filed, except to the extent that we specifically incorporate the same by reference.

FEES PAID TO INDEPENDENT PUBLIC ACCOUNTANTS

The fees billed by Deloitte & Touche LLP (“Deloitte”), our independent public accountants, with respect to the fiscal years ended May 31, 2006 and May 31, 2007 were as follows:

Audit Fees

The aggregate fees billed for professional services rendered by Deloitte for the audits of our annual financial statements included in our Annual Reports on Form 10-K, the reviews of the interim financial statements included in our Quarterly Reports on Form 10-Q, and performance of statutory audits were approximately $259,000 and $246,000 for fiscal 2006 and fiscal 2007, respectively.

Audit Related Fees

The aggregate fees billed for services rendered by Deloitte for assurance and similar services that are reasonably related to the performance of the audit of our annual financial statements included in our Annual Reports on Form 10-K or the reviews of our interim financial statements included in our Quarterly Reports on Form 10-Q were approximately $25,000 and $3,000 for fiscal 2006 and fiscal 2007, respectively. Audit related fees consist primarily of fees for the audit of our 401(k) Plan and performance of certain agreed upon procedures (for fiscal 2006) and certain additional review of controls and procedures (for fiscal 2007).

Tax Fees

The aggregate fees billed for services rendered by Deloitte for tax compliance, tax advice and tax planning were approximately $21,000 and $197,000 for fiscal 2006 and fiscal 2007, respectively. Tax fees consist primarily of fees for assistance with preparation of our tax returns and providing other tax planning advice.

Financial Information Systems Design and Implementation Fees

We did not engage Deloitte to provide advice to us regarding financial information systems design and implementation during fiscal 2006 or fiscal 2007.

All Other Fees

There were no other fees billed for services rendered by Deloitte for fiscal 2006. All fees for any other services rendered by Deloitte were approximately $3,000 for fiscal 2007, consisting primarily of review of potential strategic transactions.

The Audit Committee has reviewed the non-audit services provided by Deloitte and determined that the provision of these services during fiscal 2007 is compatible with maintaining Deloitte’s independence.

Pre-Approval Policy

The Audit Committee pre-approves all audit and permissible non-audit fees. Since the May 6, 2004 effective date of the SEC rules stating that an auditor is not independent of an audit client if the services it provides to the client are not appropriately approved, each new engagement of Deloitte was approved in advance by our Audit Committee, and none of those engagements made use of the de minimus exception to pre-approval contained in the SEC’s rules.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who beneficially own more than 10% of our Class A common stock to file initial reports of ownership and changes in ownership of our Class A common stock with the SEC. These persons and entities are also required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. We believe, based solely on our review of the copies of such forms and other written representations to us, that during the fiscal year ended May 31, 2007, all reporting persons complied with all applicable Section    16(a) filing requirements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The charter of the Audit Committee requires that it review with management and our independent auditor any related party transactions brought to the Audit Committee’s attention which could reasonably be expected to have a material impact on our financial statements. The Company’s practice is for management to present to the Audit Committee each proposed related party transaction, including all relevant facts and circumstances relating thereto, and to update the Audit Committee as to any material changes to any approved related party transaction. In connection with this requirement, each of the transactions or relationships disclosed below were disclosed to and approved by our Audit Committee and our Board. In addition, transactions involving our directors and their affiliated entities were disclosed and reviewed by our Board in its assessment of our directors’ independence requirements.

Transactions with Weider Health and Fitness

Weider Health and Fitness owns all of our Class B common stock, which represents approximately 93% of the aggregate voting power of all outstanding shares of our common stock. Weider Health and Fitness is in a position to determine the outcome of all matters required to be submitted to stockholders for approval (except as provided by law or our Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws).

Board Service

Eric Weider, our Chairman of the Board, is the President and Chief Executive Officer and a director of Weider Health and Fitness. George Lengvari, our Vice Chairman of the Board, and Roger Kimmel, one of our directors, are also directors of Weider Health and Fitness.

Sale of Weider Branded Business

On April 1, 2005, we announced the sale of certain assets of our Active Nutrition Unit relating to our Weider branded business domestically and internationally to Weider Global Nutrition, LLC, a wholly-owned subsidiary of Weider Health and Fitness. We received cash proceeds of approximately $12.9 million and a note receivable for $1.1 million in exchange for assets relating to our domestic Weider branded business, including inventory, receivables, and intangible and intellectual property, the capital stock of certain of our international subsidiaries related to our international Weider branded business (including the working capital of those subsidiaries), and the assumption of certain associated liabilities by Weider Global Nutrition. The transaction closed on April 1, 2005, with an effective date of March 1, 2005. Our Board formed a Special Committee of independent directors to review and negotiate the transaction.

The balance of the note receivable on May 31, 2007 was $0. The note was payable in equal monthly installments (plus accrued interest at a rate of 4.0% per annum), and was paid in full in January 2007. The greatest amount that was outstanding under this note receivable during fiscal 2007 was $400,000 on June 1, 2006.

In connection with the sale of the Weider branded business, we also entered into two separate agreements (domestic and European) whereby we agreed to provide certain general and administrative, research and development, and logistics services to Weider Global Nutrition for an annual fee. The annual fee under the U.S. service agreement was originally $500,000, and was increased to $590,000 effective as of November 1, 2005 in connection with our agreement to provide certain additional supply chain related services to Weider Global Nutrition. In connection with the adjustment of certain services provided to Weider Global Nutrition, the annual fee was reduced to $465,000 effective as of March 1, 2007. We also provided certain additional short-term logistics services to Weider Global Nutrition in fiscal 2007. In total, we were paid approximately $559,000 for all services provided under such agreement in fiscal 2007. The domestic service agreement provided for a one year term, with an option to either party to extend the term for one additional year. The parties exercised this option for the second year and have further extended the term of the agreement through March 1, 2008. In connection with the sale of our Haleko Unit, the European service agreement was transferred to the purchaser of the Haleko Unit.

In addition, we provide contract manufacturing services to Weider Global Nutrition. For fiscal 2007, net sales to Weider Global Nutrition were approximately $2.2 million.

Intellectual Property Licensing Agreement

Pursuant to an agreement with Weider Health and Fitness and certain other parties, Mariz Gestao E Investimentos Limitada (“Mariz”) obtained the exclusive international rights to use the trademarks and brand names used by Weider Health and Fitness and its affiliates on or prior to December 1996. Mariz is a company incorporated under the laws of Portugal and owned by a trust of which the family members of George Lengvari, one of our directors, are included among the beneficiaries. Pursuant to a sublicense agreement with Mariz dated as of December 1, 1996, we obtained the exclusive international worldwide rights to use these trademarks and brand names outside the United States, Canada, Mexico, Spain and Portugal (for which countries we have the rights outside of the Mariz sublicense), except in Japan. Certain terms of the sublicense were amended and the rights under the sublicense to the Weider name and certain related trademarks were transferred as of March 1, 2005 in connection with the sale of our Weider branded business referred to above. The term of the amended sublicense agreement is through February 28, 2009, with the agreement automatically renewing for successive one-year terms unless earlier terminated by Mariz upon a material breach by us.

Under the terms of the amended sublicense agreement, we are required to make annual royalty payments to Mariz on sales of products covered by the agreement in countries other than those listed above. The royalty payments, as amended, are equal to (i) 4% of sales up to $7.0 million; (ii) 3.5% of sales greater than $7.0 million and less than $14.0 million; (iii) 3.0% of sales greater than $14.0 million and less than $21.0 million; and (iv) 2.5% of sales over $21.0 million. The sublicense agreement includes an irrevocable buy-out option, exercisable by us after February 28, 2009, for a purchase price equal to the greater of $2.0 million or 6.5 times the aggregate royalties paid by us in the royalty year immediately preceding the date of the exercise of the option. In addition, if the Schiff trademark is sold to a third party prior to February 28, 2009, the sublicense agreement provides that the buyer must also purchase all of Mariz’ rights to the trademarks for a purchase price equal to $2.0 million. During fiscal 2007, we incurred royalty expense of approximately $135,000 relating to the Mariz sublicense agreement. In addition, during fiscal 2007, we also reimbursed Mariz approximately $108,000 for certain costs and expenses incurred by Mariz at our request in connection with certain litigation and the acceleration of obtaining certain intellectual property rights in the United Kingdom relating to the Move Free trademark.

OTHER MATTERS

As of the date of this proxy statement, our Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is intended that the proxies will be voted on such matters in accordance with the best judgment and in the discretion of the proxy holders.

By Order of the Board of Directors,

Salt Lake City, Utah September 27, 2007	Daniel A. Thomson Executive Vice President-Business Development, General Counsel and Corporate Secretary

APPENDIX A

AMENDMENT NO. 2 TO THE
SCHIFF NUTRITION INTERNATIONAL, INC.
2004 INCENTIVE AWARD PLAN

This Amendment No. 2 (“Amendment”) to the Schiff Nutrition International, Inc. 2004 Incentive Award Plan, as amended (the “Plan”), is adopted by Schiff Nutrition International, Inc., a Delaware corporation (the “Company”), effective as of October 25, 2007 (the “Amendment Effective Date”). Capitalized terms used in this Amendment and not otherwise defined shall have the same meanings assigned to them in the Plan.

RECITALS

A.  The Plan was adopted by the Board of Directors of the Company (the “Board”) on September 24, 2004, and approved by the stockholders of the Company at the annual meeting of stockholders held on October 26, 2004. Amendment No. 1 to the Plan was approved by the stockholders of the Company and made effective on October 24, 2006.

B.  Section 14.1 of the Plan provides that the Administrator may, with the approval of the Board, amend the Plan subject to stockholder approval as required to comply with applicable laws, regulations or stock exchange rules and for any amendment to the Plan that increases the number of shares available under the Plan (other than certain adjustments provided by Article 11 of the Plan).

C.  The Board and the Compensation Committee, acting as Administrator, deem it to be in the best interests of the Company and its stockholders to amend the Plan, subject to stockholder approval, to increase the number of shares of Class A Common Stock of the Company available for issuance under the Plan by 1,200,000 shares.

AMENDMENT

1.	Subject to stockholder approval of this Amendment, Section 3.1(a) of the Plan shall be amended and restated in its entirety to read as follows:

“(a) Subject to Article 11, the aggregate number of shares of Stock which may be issued or transferred pursuant to Awards under the Plan shall be (i) 3,200,000 shares; plus (ii) any shares of Stock which as of the Effective Date of the Plan are available for issuance under the Prior Plan and which following the Effective Date are not issued under the Prior Plan; plus (iii) the number of shares of Stock that, after the Effective Date, would again become available for issuance under the Prior Plan pursuant to the Replenishment Provisions. In order that the applicable regulations under the Code relating to Incentive Stock Options be satisfied, the maximum number of shares of Stock that may be delivered upon exercise of Incentive Stock Options shall be the number specified in Section 3.1(a)(i).”

2.
Except as set forth herein, the Plan shall remain in full force and effect. All Awards granted prior to the Amendment Effective Date shall, as applicable, be governed by the Plan as in effect prior to the Amendment Effective Date.

The undersigned, Bruce J. Wood, President and Chief Executive Officer of the Company, hereby certifies that the Compensation Committee and the Board of Directors of the Company approved the foregoing Amendment on September 21, 2007, and the stockholders of the Company adopted the foregoing Amendment on October 25, 2007.

                            SCHIFF NUTRITION INTERNATIONAL, INC.,
                            a Delaware corporation

                            By:   _______________________________________

                        Bruce J. Wood
                        President and Chief Executive Officer

SCHIFF NUTRITION INTERNATIONAL, INC.
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR
THE 2007 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD OCTOBER 25, 2007

The undersigned hereby appoints each of Bruce J. Wood and Daniel A. Thomson as attorneys and proxies, each with power of substitution, to vote all shares of Class A common stock and Class B common stock of Schiff Nutrition International, Inc. (the “Company”) held by the undersigned on September 14, 2007, at the 2007 Annual Meeting of Stockholders (the “Annual Meeting”) of the Company to be held October 25, 2007, at 5:00 p.m., local time, at the Company’s headquarters located at 2002 South 5070 West, Salt Lake City, Utah 84104, on the proposals set forth on the reverse side hereof and on such other matters as may properly come before the Annual Meeting and any adjournment(s) or postponement(s) thereof.

The proxy holders will vote the shares represented by this proxy in the manner indicated on the reverse side hereof.  Unless a contrary direction is indicated, the proxy holders will vote such shares FOR each of the seven nominees as directors and FOR approval of the Amendment to the Company’s 2004 Incentive Award Plan.  If any further matters properly come before the Annual Meeting, it is the intention of the persons named above to vote such proxies in accordance with their best judgment.

(Continued and to be dated and signed on the reverse side.)

Mark, Sign, Date and Return this Proxy Card Promptly Using the Enclosed Envelope.

☒  Votes must be indicated (x) in black or blue ink.

The Board of Directors recommends a vote FOR the following proposals:

1.	Election of seven directors of the Company to serve until the 2008 Annual Meeting of Stockholders or until their successors are duly elected and qualified.

FOR ALL nominees listed below	☐	WITHHOLD AUTHORITY to vote for ALL nominees listed below	☐	*EXCEPTIONS	☐

Nominees:	Eric Weider, George F. Lengvari, Bruce J. Wood, Ronald L. Corey, Roger H. Kimmel, Brian P. McDermott and H. F. Powell

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.  Your shares will be voted for all nominees other than any nominee(s) listed below.)

*Exceptions:

		FOR	AGAINST	ABSTAIN
2.	Approval of the Amendment to the Company’s 2004 Incentive Award Plan.	☐	☐	☐

3.	In the discretion of the persons acting as proxies, on such other matters as may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

	To change your address, please mark this box.			☐

	To include any comments, please mark this box.			☐

Note:
Please sign exactly as name appears hereon.  If a joint account, each joint owner must sign.  If signing for a corporation or partnership or as an agent, attorney or fiduciary, indicate the capacity in which you are signing.

Date Share Owner sign here	Co-Owner sign here